UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UNWIRED PLANET, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2100 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 6, 2012

Dear Stockholder:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Unwired Planet, Inc. The meeting will be held on Tuesday, November 6, 2012, at 11:00 a.m. Pacific Standard Time at our offices located at 2100 Seaport Boulevard, Redwood City, California 94063 for the following purposes:

(1)	To elect the Board of Directors’ two nominees as Class I members of the Board of Directors, Robin A. Abrams and Michael C. Mulica, to hold office for a three-year term.

(2)	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013.

(3)	To approve, on an advisory basis, the compensation of Unwired Planet’s named executive officers as disclosed in this proxy statement.

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on September 12, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Michael C. Mulica
Michael C. Mulica Director and Chief Executive Officer

Redwood City, California

September 27, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual

Meeting of Stockholders to Be Held on November 6, 2012.

The notice, proxy statement and annual report to stockholders are available at

https://materials.proxyvote.com/91531F

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy mailed to you, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

2012 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

UNWIRED PLANET, INC.

2100 SEAPORT BOULEVARD

REDWOOD CITY, CALIFORNIA 94063

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

November 6, 2012

GENERAL INFORMATION

Our board of directors is soliciting proxies for our 2012 Annual Meeting of Stockholders to be held on Tuesday, November 6, 2012 at 11:00 a.m. local time at our offices located at 2100 Seaport Boulevard, Redwood City, California 94063.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. Unless the context requires otherwise, the words “Unwired Planet,” “we,” “Company,” “us” and “our” refer to Unwired Planet, Inc.

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the 2012 Annual Meeting of Stockholders (the “Annual Meeting”).

We intend to mail the Notice, and printed versions of these materials to those who have requested printed materials on or about September 27, 2012 to our stockholders of record entitled to vote at the Annual Meeting.

Why am I receiving these materials?

Unwired Planet has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with our solicitation of proxies for use at the Annual Meeting, to be held at our offices located at 2100 Seaport Boulevard, Redwood City, California 94063, on Tuesday, November 6, 2012, at 11:00 a.m. Pacific Standard Time, and at any postponement(s) or adjournment(s) thereof. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement. The Annual Meeting will be held at our offices located at the address shown above. Directions to the Annual Meeting may be found at http://www.unwiredplanet.com/about_us/locations.html.

What is included in these proxy materials?

These proxy materials include:

•	this Proxy Statement for the Annual Meeting, including the attached Notice of Annual Meeting of Stockholders; and

•	Unwired Planet’s Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, as filed with the SEC on September 7, 2012 (the “Annual Report”).

If you requested printed versions of these proxy materials by mail, these proxy materials also include the proxy card or vote instruction form for the Annual Meeting.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Unwired Planet has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call Unwired Planet at the following address and telephone number: 2100 Seaport Blvd., Redwood City, CA 94063, (650) 480-8000. Stockholders who hold shares in “street name” (as described below) may contact their brokerage firm, bank, broker- dealer or other similar organization to request information about householding. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the Proxy Statement or the Annual Report and who would rather receive a single copy of these materials in the future may instruct us by directing their request in the same manner.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	view our proxy materials for the Annual Meeting on the Internet; and

•	instruct us to send future proxy materials to you electronically by email.

Unwired Planet’s proxy materials are also available on our website at www.unwiredplanet.com in the Investor section.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who may vote at the Annual Meeting?

Only stockholders of record at the close of business on September 12, 2012 will be entitled to vote at the Annual Meeting. On this record date, there were 90,378,693 shares of common stock outstanding and entitled to vote.

What items will be voted on at the Annual Meeting?

Stockholders will vote on three items at the Annual Meeting:

•	the election to the Board of Directors (the “Board”) of the Board’s two nominees named in this Proxy Statement to serve as Class I directors (Proposal 1);

•	the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013 (Proposal 2); and

•	the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement (Proposal 3).

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•	“FOR” the election of each of the Board’s nominees to the Board (Proposal 1);

•	“FOR” the ratification of the selection of KPMG LLP (Proposal 2); and

•	“FOR” the advisory resolution to approve the compensation of our named executive officers as described herein under “Proposal 3—Advisory Vote on Executive Officer Compensation.”

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company N.A. (“Computershare”), you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by Unwired Planet. If you request printed copies of the proxy materials by mail, you will receive a proxy card.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will receive a vote instruction form.

If I am a stockholder of record of Unwired Planet’s shares, how do I vote?

There are four ways to vote:

•	In person. If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

•

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the Notice. If you request printed copies of the proxy materials by mail, you may vote by proxy by Internet by following the directions found on the proxy card.

•	By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling, toll free 1-800-579-1639, and following the directions, found on the proxy card.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.

We provide Internet and telephonic proxy voting to allow you to vote your shares online or by telephone, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access or telephonic voting, such as usage charges from Internet access providers and telephone companies.

If I am a beneficial owner of shares held in street name, how do I vote?

There are four ways to vote:

•	In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

•	Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found in the vote instruction form you received.

•

By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll free number, and following the directions, found on the vote instruction form you received.

•	By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the vote instruction form and sending it back in the envelope provided.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of September 12, 2012.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you submit a proxy by Internet, telephone or mail without giving specific voting instructions on one or more matters listed in the notice for the meeting, your shares will be voted as recommended by our Board on such matters, and as the proxyholders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card or Notice?

If you receive more than one proxy card or Notice, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card, or vote with respect to each Notice, to ensure that all of your shares are voted.

May I change my vote after submitting my proxy?

Yes. You may revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date, or vote again by telephone or over the Internet;

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 2100 Seaport Boulevard, Redwood City, CA 94063; or

•	You may attend the annual meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card, or telephone or internet proxy, is the one that is counted.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for the 2013 annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by May 30, 2013, to our Corporate Secretary at 2100 Seaport Boulevard, Redwood City, California 94063; however, if our 2013 annual meeting of stockholders is held before October 7, 2013 or after December 6, 2013, your proposal must be received a reasonable time before we print and mail our proxy materials. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our bylaws, you must provide specified information to us between July 9, 2013 and August 8, 2013; however, if our 2013 annual meeting of stockholders is held before October 7, 2013 or after December 6, 2013, your proposal must be received not more than 10 days after the earlier to occur of notice of the date of the meeting was mailed or the date we first publicly announce the date of the meeting. If you wish to submit a stockholder proposal or nomination, please review our bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner does not provide voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters include director elections (whether contested or uncontested) and matters involving a contest or a matter that may substantially affect the rights and privileges of stockholders.

Our election of directors (Proposal 1) and the advisory vote on executive compensation (Proposal 3) are considered to be “non-routine” matters and as a result, brokers and nominees cannot vote your shares on these proposals in the absence of your direction. The ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013 (Proposal 2) is considered to be a “routine” matter and, as a result, brokers and nominees will be able to vote your shares on this proposal in the absence of your direction.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count “For,” “Withheld” and broker non-votes with respect to the election of directors, and “For” and “Against” votes, abstentions and broker non-votes, with respect to all other matters. The ratification of our independent registered public accounting firm is a routine matter on which we expect that brokers and other nominees will be entitled to vote without receiving instructions from the beneficial holder of the applicable shares of common stock. Accordingly, we expect no broker non-votes will result from this proposal; however, if any broker non-votes are submitted, they will have the same effect as an “Against” vote. The other proposals may result in broker non-votes; however, these will have no effect on or be counted towards the total votes for such other proposals.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.

How many votes are needed to approve each proposal?

For Proposal 1, the election of directors, the two nominees receiving the most “FOR” votes at the meeting in person or by proxy will be elected. All other matters require for approval the favorable vote of a majority of the votes present and entitled to vote on the applicable matter at the Annual Meeting in person or by proxy.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy. On the record date, there were 90,378,693 shares outstanding and entitled to vote. Thus 45,189,347 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

If you are a holder of record, your shares will be counted towards the quorum only if you submit a valid proxy or are present at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present and entitled to vote at the meeting or the Chairman of the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) is currently comprised of seven directors. On March 23, 2012, Gerald D. Held and David C. Nagel notified us of their intention to resign effective as of the date of the 2012 Annual Meeting of Stockholders. Our Certificate of Incorporation divides the Board into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term, or, if applicable for mid-term nominees and appointees, to complete the term of that class of director, and until their successors are duly elected and qualified, or their earlier resignation or removal. The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, the Class I directors, Robin A. Abrams and Michael C. Mulica, to stand for election at this 2012 Annual Meeting of Stockholders. The election of Class II directors will occur at the 2013 Annual Meeting of Stockholders, and the election of Class III directors will occur at the 2014 Annual Meeting of Stockholders. If any nominee for any reason is unable to serve, or will not serve, as a director, the proxies may be voted for such substitute nominee as the Nominating and Corporate Governance Committee may recommend and the full Board may approve. We are not aware of any nominee who will be unable to serve, or will not serve, as a director.

The names of the nominees for election as Class I directors at the 2012 Annual Meeting of Stockholders and of the incumbent Class II and Class III directors and certain information about them, as of September 1, 2012, are set forth below:

Name	Age	Positions and Offices Held With Unwired Planet
Nominees for election as Class I Directors for a three-year term expiring at the 2015 Annual Meeting:

Robin A. Abrams	61	Director
Michael C. Mulica	49	Director and Chief Executive Officer

Incumbent Class II Directors with a term expiring at the 2013 Annual Meeting:
Brian M. Beattie	58	Director

Incumbent Class III Directors with a term expiring at the 2014 Annual Meeting:
Peter A. Feld	33	Director and Chairman of the Board
Henry R. Nothhaft	68	Director

Business Experience of Directors

The information with respect to each continuing director includes the principal occupations in which he or she has been engaged, and the directorships in which he or she has served, in each case during the past five years. The information below is furnished by each respective director. There are no family relationships among any of Unwired Planet’s directors or its executive officers.

Robin A. Abrams has served as one of our directors since January 2008. Ms. Abrams is a private investor who currently serves as a member of the board of directors of HCL Technologies Ltd., a global offshore IT and software development company, Sierra Wireless, Inc., a leader in mobile computing and machine-to-machine (M2M) communications products and solutions that connect people, devices, and applications over cellular networks, Lattice Semiconductor Corporation, the source for innovative FPGA, PLD, programmable Power Management and Clock

Management solutions, and FactSet Research Systems Inc., a leading provider of integrated financial information and analytical applications to the global investment community. From August 2006 to January 2007, Ms. Abrams served as Interim CEO of ZILOG, Inc., a provider of integrated microcontroller products, where she also served as a director from 2004 to 2010. From July 2004 to July 2006, she served as Chief Executive Officer of Firefly Communications, Inc., a company with a range of mobile products that address the youth market. From September 2003 to July 2004, Ms. Abrams was President of Accenture’s Connection to eBay unit, a company which provides mid- and large-sized retailers, manufacturers and distributors with a cost effective channel for selling large volumes of inventory, where she also served as a consultant from May 2003 to September 2003. From May 2001 to January 2003, Ms. Abrams served as President and Chief Executive Officer of BlueKite, a leading provider of bandwidth optimization software for wireless operators. Ms. Abrams received her BA in political science and history and her JD from the University of Nebraska. The Nominating and Corporate Governance Committee believes that Ms. Abrams’ previous experience as an executive officer at several technology companies and her ability to serve as a financial expert on our audit committee make her an important resource for the Board as it assesses both financial and strategic decisions.

Brian M. Beattie has served as one of our directors since December 2010. Since January 2006, Mr. Beattie has served as the Chief Financial Officer of Synopsys, Inc. a world leader in software and IP for semiconductor design, verification and manufacturing. From October 1999 to December 2005, Mr. Beattie served as Chief Financial Officer and Executive Vice President of Finance and Administration at SupportSoft, Inc. Mr. Beattie began his career at Nortel Networks Corporation where he served for 19 years in a number of financial and operational roles. Mr. Beattie received a Bachelor of Commerce and an MBA in International Finance and Management from Concordia University. The Nominating and Corporate Governance Committee believes that Mr. Beattie’s experience as the Chief Financial Officer of a public technology company and his executive-level expertise in the financial management of public companies, his financial expertise in general and his ability to serve as a financial expert on our audit committee make him an important resource for the Board as it assesses both financial and strategic decisions.

Peter A. Feld has served as one of our directors since July 2011 and as our Chairman since September 2011. Since April 2011, Mr. Feld has served as a member of Starboard Principal Co GP LLC and a member of the Management Committees of Starboard Value GP LLC and Starboard Principal Co GP LLC. From November 2008 to April 2011, Mr. Feld served as a Managing Director of Ramius LLC and a Portfolio Manager of Ramius Value and Opportunity Master Fund Ltd. From February 2007 to November 2008, Mr. Feld served as a Director at Ramius LLC. Mr. Feld joined Ramius LLC as an Associate in February 2005. From June 2001 to June 2004, Mr. Feld was an investment banking analyst at Banc of America Securities, LLC. Mr. Feld currently serves as a member of the board of directors of SeaChange International, Inc., a leading global multi-screen video software company and Integrated Device Technology, Inc., a semiconductor company. Mr. Feld previously served on the Board of Directors of CPI Corp. from July 2008 to July 2009 and on the Board of Directors of Sharper Image Company from August 2007 to January 2008. Mr. Feld received a BA in economics from Tufts University. The Nominating and Corporate Governance Committee believes that Mr. Feld’ s extensive knowledge of the capital markets and corporate governance practices as a result of his investment and private equity background makes him an important resource for the Board as it assesses business strategy.

Michael C. Mulica has served as one of our directors and our Chief Executive Officer since October 2011. From June 2010 to July 2011, Mr. Mulica served as President and Head of Strategy and Corporate Development at Synchronoss Technologies, Inc., a leading provider of transaction management, cloud enablement and mobile connectivity services for connected devices, where he was primarily responsible for Synchronoss’s strategic and corporate development efforts. From December 2007 until June 2010, he served as the Chairman and Chief Executive Officer of FusionOne, a leader in mobile content portability which was acquired by Synchronoss in June 2010, where as chief executive officer he was responsible for the management and oversight of the company’s executive officers and of the business. From August 2003 until December 2007, he served as the Chairman and Chief Executive Officer of BridgePort Networks, a leader in mobile-to-Voice-Over-IP, where as chief executive officer he was responsible for the management and oversight of the company’s executive officers and of the business. He served as Senior Vice President of Worldwide Sales, Consulting and Support at Phone.com from October 1999 until its merger with Software.com in November 2000. Following the merger, which resulted in the formation of Unwired Planet, he served as Senior Vice President of Worldwide Customer Operations of Unwired Planet until 2003. In 2007, Mr. Mulica’s over 25 years of experience in the technology and communications industry, including experience with the formation of several multi-billion dollar technology segments, together with his role as Chief Executive Officer of Unwired Planet, led to his appointment to the Unwired Planet Board of Directors. Mr. Mulica holds an M.B.A. from the Kellogg Graduate School of Management at Northwestern University, a B.S. in Business from Marquette University, and a Graduate Certificate in International Business from the Copenhagen Business School. The Nominating and Corporate Governance Committee believes that Mr. Mulica’s experience as an executive officer at several technology companies, his historical relationship with Unwired Planet and its predecessor companies and his commitment to Unwired Planet as our Chief Executive Officer contributed to the Board’s conclusion that he should serve as a director.

Henry R. Nothhaft has served as one of our directors since October 2011. From August 2008 to May 2011, Mr. Nothhaft served as President and Chief Executive Officer of Tessera Technologies, Inc., a semiconductor packaging technology developer, as its Chairman of the Board from January 2010 to May 2011 and served as a member of its Board of Directors from May 2004 to May 2011. From April 2008 to August 2008, Mr. Nothhaft served as its Vice Chairman of the Board. From October 2002 to April 2008, Mr. Nothhaft served as Chief Executive Officer and Chairman of the Board of Danger Inc., a software company for wireless service providers, at which time it was sold to Microsoft Corporation. From May 2001 to October 2002, he served as President and Chief Executive Officer of Endforce, an IP software company, where he remained non-executive Chairman of the Board from October 2002 to March 2005. Mr. Nothhaft joined Concentric Network Corporation, a recognized market leader in enterprise virtual private networks, high-speed access and electronic commerce enabled web hosting, as President and Chief Executive Officer in 1995, and became Chairman of the Board in 1998. In June 2000, Concentric merged with Nextlink and became XO Communications, Inc., with Mr. Nothhaft serving as Vice Chairman until April 2001. From 1989 to 1994, Mr. Nothhaft was President and Chief Executive Officer of David Systems, a data networking equipment firm, until it was sold to Chipcom Corporation. From 1983 to 1989, he held various executive positions and served on the Board of Directors of DSC Communications Corporation, a telecommunications company that designs, develops, manufactures and markets digital switching, access, transport and private network system products for the worldwide telecommunications marketplace. From 1979 to 1983, Mr. Nothhaft was Vice President of Marketing and Sales for GTE Telenet Communications Corporation (now Sprint), the first public data network provider in the U.S. Mr. Nothhaft also serves as the Chairman of the Board of two private equity backed companies. He received an M.B.A. in Information Systems Technology from George Washington University and a B.S. with distinction in Politics & Economics from the U.S. Naval Academy, and is a former officer in the U.S. Marine Corps. The Nominating and Corporate Governance Committee believes that Mr. Nothhaft’s experience as an executive officer at several technology companies, his broad industry knowledge and his recognition as a spokesperson on intellectual property related matters provide an important perspective to the Board as it assesses our strategic decisions.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of the named nominees to the Board of Directors.

BOARD COMMITTEES AND MEETINGS

Board Committees and Meetings

During the fiscal year ended June 30, 2012, the Board held 25 meetings, comprised of nine regular and 16 special meetings. During this period, each Board member attended 75% or more of the aggregate number of meetings of the Board and committees on which he or she served that were held during the period for which he or she was a director or committee member, as applicable. Scheduled Board meetings generally include a time for the independent directors to meet without management. The Board and its committees meet throughout the year as calendared in advance, and also hold special meetings and act by written consent in lieu of a meeting from time to time when appropriate.

Independence

As required under the applicable Securities and Exchange Commission (“SEC”) rules and the listing standards of the NASDAQ Global Market, a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. After review of the relevant transactions or relationships between each director, or any of his or her family members, and Unwired Planet, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that, with the exception of Mr. Mulica due to his employment as the company’s Chief Executive Officer, all continuing members of the Board are independent within the meaning of the applicable NASDAQ listing standards, Patrick Jones and Charles Levine who both served as directors from July 1, 2011 through March 23, 2012 and Gerald Held and David Nagel who both served as directors from July 1, 2011 through November 6, 2012 were independent within the meaning of the applicable NASDAQ listing standards. In making its determinations, the Board found that none of these directors or nominees for director had a disqualifying relationship with Unwired Planet.

Board Committees

The Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board may form new committees, re-allocate the responsibilities of one committee to another, disband a current committee or determine to form ad-hoc committees, from time to time.

Each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is governed by a charter, a current copy of each of which is available on our website at http://www.unwiredplanet.com in the Investor section under Corporate Governance. Each of the Board’s standing committees has authority to engage its own legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities.

The members of the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as of September 27, 2012, are identified in the following table:

Directors	Audit Committee[1]	Compensation Committee[2]	Nominating & Corporate Governance Committee[3]
Robin A. Abrams	✓		Chair
Brian M. Beattie	Chair	✓
Peter A. Feld[4]			✓
Gerald D. Held[5]		Chair	✓
David C. Nagel[5]		✓
Henry R. Nothhaft[6]	✓

[1]

During the fiscal year ended June 30, 2012, the Audit Committee consisted of Ms. Abrams and Messrs. Beattie and Jones from July 1, 2011 until March 23, 2012; thereafter, the Audit Committee consisted of Ms. Abrams and Messrs. Beattie and Nothhaft.

[2]

During the fiscal year ended June 30, 2012, the Compensation Committee consisted of Messrs. Beattie, Held, Levine and Nagel from July 1, 2011 to March 23, 2012; thereafter the Compensation Committee consisted of Messrs. Beattie, Held and Nagel.

[3]

During the fiscal year ended June 30, 2012, the Nominating and Corporate Governance Committee consisted of Ms. Abrams and Messrs. Held and Levine from July 1, 2011 until July 27, 2011; Ms. Abrams and Messrs. Held, Feld and Levine from July 27, 2011 to March 23, 2012; and thereafter Ms. Abrams and Messrs. Held and Feld.

[4]	Mr. Feld was appointed to the Board on July 27, 2011.
[5]	Messrs. Held and Nagel notified us of their intention to resign from the Board as of the date of our 2012 Annual Meeting of Stockholders on November 6, 2012.
[6]	Mr. Nothhaft was appointed to the Board on October 27, 2011.

Audit Committee

Our Audit Committee reviews our internal accounting procedures and considers and reports to the Board with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The Audit Committee relies on the expertise and knowledge of management and the independent auditors in carrying out its oversight responsibilities. On a routine basis, the Audit Committee meets separately with our independent auditors and invites select employees who work under the Chief Financial Officer to participate in its meetings. The Audit Committee charter requires that each of the members of the Audit Committee is (i) independent, as defined under SEC rules and NASDAQ listing standards, (ii) financially literate (able to read and understand financial statements at the time of appointment), and that (iii) at least one member of the Audit Committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Charter.

The Board determined that each member of the Audit Committee met the independence and financial knowledge requirements under the Audit Committee charter, the SEC rules, and the NASDAQ listing standards. The

Board has also determined that Mr. Beattie and Ms. Abrams each qualify as an “audit committee financial expert” in accordance with SEC rules, based upon each member’s experience and understanding with respect to certain accounting and auditing matters. The Audit Committee held seven meetings during the fiscal year ended June 30, 2012.

Compensation Committee

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee Unwired Planet’s compensation and employee benefit programs and practices, including, but not limited to:

•

establishment of corporate goals and objectives relevant to the compensation of Unwired Planet’s named executive officers and our other executive officers and evaluation of performance in light of these stated objectives;

•

evaluation of the performance of the named executive officers and determination and approval of, and in the case of our Chief Executive Officer recommendation to the Board for approval, the compensation and other terms of employment, including long-term incentive compensation, severance and change-in-control arrangements, of our named executive officers;

•

review and administration of Unwired Planet’s general compensation plans and other employee benefit plans, including incentive-based compensation and equity compensation plans and other similar plans and programs; and

•	review with management Unwired Planet’s Compensation Discussion and Analysis, including the determination of whether to recommend that it be included in the proxy statement.

In fulfilling its responsibilities, the Compensation Committee is entitled to delegate to a subcommittee for any purpose it deems appropriate, including delegation to a subcommittee of the Board consisting of one or more members of the Board the authority to make awards to non-executive officers under the equity-based plans, in accordance with guidelines and policies set by the Compensation Committee. The responsibilities and activities of the Compensation Committee are described in greater detail under the heading “Compensation Discussion and Analysis” below.

For executives other than the Chief Executive Officer, the Compensation Committee considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer on which compensation determinations are then made. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines whether, and if so in what manner, to recommend to the full Board of Directors any adjustments to his compensation as well as awards to be granted. The Compensation Committee does not determine non-employee director compensation. Non-employee director compensation is determined by the Board pursuant to our Corporate Governance Principles. See “Corporate Governance Principles” below.

The Compensation Committee held 17 meetings during the fiscal year ended June 30, 2012.

See the description of the role of our independent compensation consultants, contained in the section titled “Compensation Discussion and Analysis” below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating individuals to serve as our directors, advising the Board with respect to its composition, procedures and committees, evaluating incumbent directors, and assessing the performance of management. The Nominating and Corporate Governance Committee also oversees the development of our corporate governance matters. The responsibilities and activities of the Nominating and Corporate Governance Committee are described in greater detail in the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee is committed to a diversified board, seeking members from various professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional integrity. However, the Nominating and Corporate Governance Committee does not have a policy with respect to diversity, and does not affirmatively consider diversity in selecting Board nominees other than as set forth in the previous sentence. In furtherance thereof, the Nominating and Corporate Governance Committee evaluates Board nominees, which evaluation applies to both new director candidates as well as incumbent directors, in the context of the current composition of the Board, the operating requirements of Unwired Planet and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the criteria for director qualifications set by the Board, as well as diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Unwired Planet to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee typically reviews such directors’ overall service to Unwired Planet during their term, including (i) the number of meetings attended, (ii) the level of participation, (iii) the quality of performance, (iv) and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee arranges for as many members of the Nominating and Corporate Governance Committee as it determines advisable to interview each potential candidate it is considering recommending to the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee believes that a candidate for director should have certain minimum qualifications. The Nominating and Corporate Governance Committee will generally consider such factors as (i) possessing relevant expertise upon which to be able to offer advice and guidance to management, including public company board experience and international business experience, (ii) the ability to read and understand basic financial statements, (iii) having sufficient time to devote to the affairs of Unwired Planet, (iv) a reputation for personal integrity and ethics, (v) demonstrated excellence in his or her field, (vi) having the ability to exercise sound business judgment and (vii) the commitment to rigorously represent the long-term interests of the stockholders. Notwithstanding the foregoing, the Nominating and Corporate Governance Committee reserves the right to modify these factors from time to time, taking into account the current needs of the Board in an effort to maintain a balance of knowledge, experience and capability.

The Nominating and Corporate Governance Committee considers and evaluates any candidate who is properly recommended by stockholders, identified by members of the Board or our executives, or, at the discretion of the Nominating and Corporate Governance Committee, an independent search firm. During fiscal 2011, the Nominating and Corporate Governance Committee retained the services of Spencer Stuart, an executive search consulting firm, to assist in the identification and evaluation of potential director nominees for the Board. On July 27, 2011, the Board, based on the recommendation of the Nominating and Corporate Governance Committee, elected Peter A. Feld to the Board. On October 27, 2011, the Board, based on the recommendation of the Nominating and Corporate Governance Committee, elected Henry R. Nothhaft to the Board.

The Nominating and Corporate Governance Committee does not intend to evaluate any nominee for director recommended by a security holder any differently than other nominees. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to: Chairman, Nominating and Corporate Governance Committee, c/o Corporate Secretary, Unwired Planet, Inc., 2100 Seaport Boulevard, Redwood City, California 94063.

The Nominating and Corporate Governance Committee held 12 meetings during the fiscal year ended June 30, 2012.

Director Attendance at Stockholder Meetings

Although we do not have a policy regarding director attendance at stockholders meetings, all of our directors are invited to attend. All of the members of our Board attended the 2011 Annual Meeting of Stockholders.

Communications with the Board

Stockholders and other interested parties may contact any member (or all members) of the Board (including, without limitation, the non-management directors as a group), any Board committee or the Chair of any such committee by mail. All such correspondence may be sent addressed to the Board, any committee or any individual director, c/o Corporate Secretary, Unwired Planet, Inc., 2100 Seaport Boulevard, Redwood City, California 94063.

All stockholder communications will be opened and reviewed by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary will make sufficient copies and send one copy to each director who is a member of the group or committee to which the envelope is addressed.

Corporate Governance Principles

Unwired Planet, the Board and each of its committees, review and monitor legal and governance matters, including the Sarbanes-Oxley Act of 2002, as well as SEC rules and NASDAQ listing standards. The Board and each of its committees intend to comply with all applicable rules, and will implement other corporate governance practices as the Board and its committees deem appropriate. The Board and its committees have established certain procedures and will continue to implement guidelines and procedures to comply with the Sarbanes-Oxley Act of 2002 and related rules adopted by the SEC and NASDAQ.

The Board has adopted, pursuant to the recommendations of the Nominating and Corporate Governance Committee, Corporate Governance Principles that reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing long-term stockholder value. These principles are intended to assist the Board in the exercise of its responsibilities. These principles are subject to modification from time to time by the Board pursuant to recommendations of the Nominating and Corporate Governance Committee. A copy of the Corporate Governance Principles is available on our website at http://www.unwiredplanet.com in the Investor section under Corporate Governance.

Code of Conduct and Ethics

The Board has adopted the Code of Conduct and Ethics (the “Code”) that applies to all of our employees, including the principal executive officer, principal financial officer and principal accounting officer, and to all of our directors. The Code is available on our website at http://www.unwiredplanet.com in the Investor section under Corporate Governance. Unwired Planet intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waivers from, a provision of the Code, with respect to any director or executive officer, if any, by timely disclosing amendments and waivers on our website at www.unwiredplanet.com.

Board Leadership Structure

Pursuant to our Corporate Governance Principles, the Board is free to choose its chairman of the board in any manner that it deems best for Unwired Planet at any given time. As such, it does not have a policy, one way or the other, on whether the same person should serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for Unwired Planet at that time. Since January 2008, we have had a separate non-employee chairman and chief executive officer. By separating the roles of chief executive officer and chairman, the chief executive officer is able to focus his time and attention managing Unwired Planet and to leverage the experience and perspective of our chairman, who is well positioned to provide our chief executive officer with guidance, advice and counsel regarding our business, operations and strategy. The separation of roles also enables the chairman to provide more objectivity as it relates to board decisions and leadership. The Board believes that its current leadership structure is in the best interest of the stockholders at this time.

The Board of Directors’ Role in Risk Oversight

The Board has an active role in overseeing the management of Unwired Planet’s risks, which oversight it conducts directly as well as through its various standing committees that monitor risks inherent to their respective areas of oversight. In particular, the Board oversees management’s monitoring and assessing strategic risk exposure, including information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee also monitors legal and regulatory compliance, in addition to oversight of the performance of our internal controls and SOX related activities. In its periodic meetings with the internal auditors and the independent accountants, the Audit Committee discusses the scope and plan for the internal audit and includes management in its review of accounting and financial controls and assessment of business risks. The Compensation Committee oversees the management of risks relating to Unwired Planet’s compensation policies and programs and monitors whether our policies and programs have the potential to encourage excessive risk taking. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governances principles, including the risks associated with director independence and conflicts of interest, and it reviews risks related to legal and regulatory compliance as they relate to corporate governance. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, each committee regularly reports such risks to the entire Board.

Compensation Risk Assessment

The Compensation Committee considers, in establishing and reviewing our compensation programs, whether the programs encourages unnecessary or excessive risk taking. Our compensation programs throughout the organization are designed to maintain an appropriate balance between long-term and short-term incentives by using a combination of compensation components, including base salary, short-term cash incentive awards, and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of those components, the compensation programs are generally structured so that any short-term cash incentives are not likely to constitute the predominant element of an employee’s total compensation package and that other components will serve to balance the package. Based on the forgoing, the Compensation Committee has determined that our compensation programs do not encourage excessive risk taking and that our compensation policies and practices are not reasonably likely to have a material adverse effect on our business and operations. For a discussion of the primary components of the compensation packages for our named executive officers, please see the section below titled “Executive Compensation and Related Information—Compensation Discussion and Analysis.”

Director Stock Ownership Guidelines

Our Director Stock Ownership Guidelines recommend that each non-employee director acquire and hold Unwired Planet stock with a value equal to three times the current annual retainer, which is equivalent to $120,000 based on the current $40,000 annual retainer. Under these guidelines, non-employee directors have a four year period from either (i) November 23, 2009, the date of the implementation of these guidelines, or (ii) the date such non-employee director joined our Board, whichever is later, over which to achieve the target ownership level. As of September 1, 2012, four of our non-employee directors had fully reached the minimum requirements and the remaining two non-employee directors were still in the phase-in period to acquire the recommended number of shares.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee, all of whom are independent directors, are Gerald D. Held (Chair), Brian M. Beattie and David C. Nagel. None of the members of the Compensation Committee during fiscal 2012 (i) was an officer or employee of Unwired Planet or any of our subsidiaries, (ii) was formerly an officer of Unwired Planet or any of our subsidiaries, or (iii) had any relationship requiring disclosure by us under the SEC’s rules requiring disclosure of related party transactions in this Proxy Statement.

TRANSACTIONS WITH RELATED PERSONS

Review, Approval and Ratification of Transactions with Related Persons

Our Code, generally described under the heading “Code of Conduct and Ethics” above, provides our written policies and procedures for the review of any activities by a director, executive officer or employee or members of their immediate families which create or appear to create an actual or potential conflict between the individual’s interests and our interests. The Audit Committee is responsible for interpreting our Code, reviewing reports of alleged breaches of such Code and granting waivers of or approving amendments of such Code. The Audit Committee is responsible for reviewing past or proposed transactions between Unwired Planet and related persons.

Our Code requires all of our employees, executives, directors, agents and representatives, including contractors and contingent workers, to avoid any activity or personal interest that creates or appears to create a conflict of interest with us, and requires all of our personnel to disclose any such activity or interest to management. Our employees and directors must disclose any relationship with outside firms where they have any influence on transactions involving purchases, contracts or leases with such firm. Employees are directed to report such potential or actual conflicts to their supervisors, the Chief Financial Officer or Chief Executive Officer, and management is directed to review and make a report to the Chief Financial Officer or Chief Executive Officer. The Chief Financial Officer or Chief Executive Officer or his/her designee then reviews the situation, and if an actual conflict of interest exists, must disclose such facts and circumstances to the Audit Committee, which oversees treatment of such issues and reviews and resolves the individual matters presented. Our directors and executive officers are required to obtain the prior written approval of the Audit Committee, or its designated member, following the full disclosure of all facts and circumstances before making any investment, accepting any position or benefits, or participating in any transaction or business arrangement that creates or appears to create a conflict of interest.

Related Transactions

Since July 1, 2011, there has not been, nor are there currently proposed, any transaction or series of similar transactions to which we were, or are to be, a party in which the amount exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect material interest other than the compensation arrangements described below under the headings “Compensation of Executive Officers-Fiscal 2012” and “Director Compensation.”

Limitation of Liability and Indemnification

Our Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or to our stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividends or unlawful stock purchase or redemption); or

•	for any transaction from which the director derives an improper personal benefit.

Our Certificate of Incorporation and bylaws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary. Indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ours under the foregoing provisions, or otherwise. We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act may be against public policy as expressed in the Securities Act and may be unenforceable. We have entered into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in our Certificate of Incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at its request. We believe that these provisions and agreements are necessary to attract and retain qualified people to serve as our directors and executive officers.

EXECUTIVE OFFICERS

Our current executive officers and their ages as of September 1, 2012 are as follows:

Name	Age	Position
Michael C. Mulica	49	Chief Executive Officer
Anne K. Brennan	46	Senior Vice President and Chief Financial Officer
Daniel Mendez	47	Vice President, General Manager, Intellectual Property Division
Timothy Robbins	37	Vice President, General Manager, Intellectual Property Division

The address of each executive officer is c/o Unwired Planet, Inc., 2100 Seaport Boulevard, Redwood City, California 94063.

Michael C. Mulica. The biography of Mr. Mulica is provided with the biographies of our other directors under Proposal 1.

Anne K. Brennan has served as our Senior Vice President and Chief Financial Officer since April 2010. Ms. Brennan served as our Interim Chief Executive Officer from September 2011 to October 2011. From July 2008 to April 2010, Ms. Brennan served as our Vice President, Head of Finance; from January 2008 to July 2008, she served as our Interim Chief Financial Officer; from 2006 to 2008, she served as our Vice President of Finance; from 2005 to 2006, she served as our Director of Corporate Financial Planning and Analysis; and from 2001 to 2005, she served as the International Controller of Openwave Systems, Limited, one of our wholly-owned subsidiaries. Ms. Brennan has a B.A. in Accountancy from Glasgow Caledonian University and is a Fellow of the Association of Chartered Certified Accountants.

Daniel Mendez has served as our Vice President and General Manager, Intellectual Property Division since December 2011. From January 2011 to present, Mr. Mendez has also served as co-founder and Managing Director of Savoy Innovation Partners, an IP services firm. From October 2010 to December 2011, Mr. Mendez managed his personal investments. From October 1996 to October 2010, Mr. Mendez served as co-founder, Vice President and Chief Technology Officer of Good Technology, Inc., formerly Visto Corporation, a mobile technology company. Mr. Mendez received his BA in Computer Science with a concentration in Cognitive Psychology from Harvard University.

Tim Robbins has served as our Vice President and General Manager, Intellectual Property Division since November 2011. From January 2011 to present, Mr. Robbins has also served as cofounder and Managing Director of Savoy Innovation Partners, an IP services firm. From March 2004 to January 2011, Mr. Robbins served as Vice President and General Counsel of Good Technology, Inc. (formerly Visto Corporation), a mobile technology company. Mr. Robbins received his BA in Business/Economics from the University of California, Los Angeles and his JD from the University of Virginia, School of Law.

Former Chief Executive Officer

Kenneth D. Denman, age 53, served as one of our directors from April 2004 to September 2011 and as our Chief Executive Officer from November 2008 to September 2011. From October 2001 to November 2008, Mr. Denman served as President and Chief Executive Officer of iPass, Inc., a global provider of software-enabled trusted connections and services for the enterprise and its mobile workers, and served as a director from December 2001 to November 2008 and as its Chairman from January 2003 to November 2008. In his role as Chief Executive Officer of iPass, Mr. Denman was responsible for the leadership and strategic direction of iPass, managing iPass and its executive team, and overseeing the overall operations of iPass, a company with approximately $190 million in revenues and approximately 500 employees. From January 2000 to March 2001, Mr. Denman was Chief Executive Officer of AuraServ Communications, a managed service provider of broadband voice and data applications. From August 1998 to May 2000, Mr. Denman was Senior Vice President, National Markets Group at MediaOne, Inc., a broadband cable and communications company, and from June 1996 to August 1998, he was Chief Operating Officer, Wireless at MediaOne International, a broadband cable and communications company. Mr. Denman also serves as a member of the board of directors of ShoreTel, Inc. Mr. Denman is also a member of the University of Washington, Foster School of Business Advisory Board. Mr. Denman received his MBA from the University of Washington and a BS in accounting from Central Washington University.

Former Executive Officers

John P. Giere served as our Senior Vice President, Products and Marketing from July 2009 to April 2012. From November 2008 to July 2009, Mr. Giere served as the President of G4G Advisory Services, a private advisory services company, where he provided consulting services in strategic planning through operational engagements for fuel cell, solar and high tech alternative energy and green companies. From November 2003 to November 2008, Mr. Giere served as the Chief Marketing Officer of Alcatel-Lucent, NA, a global provider of fixed, mobile and communications solutions. In his role as Chief Marketing Officer, Mr. Giere spearheaded global marketing initiatives and go-to-market strategies which led to the successful positioning and sales of new solutions. Mr. Giere received his BSBA in business finance from Georgetown University and his MBA from the University of Maryland. Mr. Giere completed a Senior Executive Management Program at Columbia University and is a Certified Project Management Professional.

Sean MacNeill served as our Senior Vice President, Engineering and Global Services from January 2011 to April 2012. From March 2010 to January 2011, Mr. MacNeill served as our Senior Vice President of Services and General Manager of America Sales. From January 2008 to March 2010, Mr. MacNeill served as our Vice President and General Manager, Service Management and Global Services. From May 2007 to January 2008, Mr. MacNeill served as our Vice President and General Manager, Americas. From December 2000 to May 2007, Mr. MacNeill held several positions with Solunet, Inc. (formerly Dynavar Corporation), an integrated communication solutions provider in voice, data, and video networking solutions, including Chief Operating Officer from August 2006 to May 2007, where he was responsible for professional services, customer support services, engineering, marketing, and information technology. He served as Solunet’s President and Chief Operating Officer from September 2006 to August 2006, Senior Vice President of Sales and General Manager from February 2002 to September 2005, and Vice President of Sales, Western North America from December 2000 to February 2002. Mr. MacNeill received his BA in Anthropology and his MBA from the University of Victoria.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 1, 2012 by: (a) each of the executive officers and individuals named in the Summary Compensation Table; (b) each director and nominee for director named in Proposal 1; (c) all current executive officers and directors of Unwired Planet as a group; and (d) all those known by Unwired Planet to be beneficial owners of more than five percent (5%) of its outstanding common stock.

Except as indicated in the footnotes to this table and under applicable community property laws, to our knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock. For the purposes of calculating percent ownership, as of September 1, 2012 approximately 90,311,159 shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable within 60 days of September 1, 2012, these shares are treated as if outstanding for that person, but not for any other person.

The following table indicates the total number of shares beneficially owned by the following persons, including shares subject to options exercisable within 60 days of September 1, 2012; however, unless otherwise indicated, these shares do not include any options or restricted stock awarded after September 1, 2012:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Michael C. Mulica(2)	374,999	*
Anne K. Brennan(3)	605,481	*
Daniel Mendez	0	*
Timothy Robbins	0	*
Kenneth D. Denman(4)	1,081,496	1.34%
John P. Giere(5)	485,936	*
Sean MacNeill(6)	439,412	*
Robin A. Abrams(7)	162,000	*
Brian Beattie(8)	44,000	*
Peter A. Feld(9)	8,545,000	9.46%
Gerald Held(10)	342,000	*
David C. Nagel(11)	120,000	*
Henry R. Nothhaft(12)	26,000	*
All current executive officers and directors as a group (10 persons)(13)	9,239,000	10.23%
Entities affiliated with Starboard Value LP 599 Lexington Avenue, 19th Floor New York, NY 10022(14)	8,513,000	9.43%
Kingdon Capital Management
152 West 57th Street, 50th Floor New York, NY 10019 (15)	4,900,001	5.43%
Soros Fund Management LLC 888 Seventh Avenue, 33rd Floor New York, NY 10106(16)	6,000,000	6.64%

*	Less than 1% of the outstanding shares of common stock.
(1)	This table is based upon information supplied by each officer, director or beneficial owner of more than five percent, as the case may be, and Schedules 13D and 13G, if any, filed with the SEC. Unless otherwise indicated in the table, the address for each person named above is c/o Unwired Planet, Inc., 2100 Seaport Boulevard, Redwood City, California 94063.

(2)	Consists solely of shares issuable upon exercise of outstanding options exercisable within 60 days of September 1, 2012.
(3)	Includes 405,482 shares issuable upon exercise of outstanding options exercisable within 60 days of September 1, 2012.
(4)	Includes 1,081,496 shares issuable upon exercise of outstanding options.
(5)	Includes 285,936 shares issuable upon exercise of outstanding options exercisable within 60 days of September 1, 2012.
(6)	Includes 307,665 shares issuable upon exercise of outstanding options exercisable within 60 days of September 1, 2012.
(7)	Includes 72,000 shares issuable upon exercise of outstanding options exercisable within 60 days of September 1, 2012.
(8)	Includes 8,000 shares issuable upon exercise of outstanding options exercisable within 60 days of September 1, 2012.
(9)	Includes 8,513,000 beneficially owned by entities affiliated with Starboard Value LP, see footnote 14 below, and 8,000 shares issuable upon exercise of outstanding options exercisable within 60 days of September 1, 2012.
(10)	Includes 140,000 shares issuable upon exercise of outstanding options exercisable within 60 days of September 1, 2012.
(11)	Includes 48,000 shares issuable upon exercise of outstanding options exercisable within 60 days of September 1, 2012.
(12)	Includes 8,000 shares issuable upon exercise of outstanding options exercisable within 60 days of September 1, 2012.
(13)	Includes 2,739,578 shares issuable upon exercise of outstanding options exercisable within 60 days of September 1, 2012. Reflects beneficial ownership of all current directors and executive officers.
(14)	Based solely on information furnished in a Schedule 13D/A filed with the SEC on October 19, 2011, jointly by Starboard Value and Opportunity Master Fund Ltd, Starboard Value and Opportunity S LLC, Starboard Value LP, Starboard Value GP LLC, Starboard Principal CO LP, Starboard Principal CO GP LLC, Jeffery C. Smith, Mark Mitchell and Peter A. Feld in which Starboard Value and Opportunity Master Fund Ltd reports beneficial ownership of 5,836,394 shares of our common stock (as to which it has sole voting and dispositive powers), Starboard Value and Opportunity S LLC reports beneficial ownership of 2,676,606 shares of our common stock (as to which it has sole voting and dispositive powers), and each of Starboard Value LP, Starboard Value GP LLC, Starboard Principal CO LP and Starboard Principal CO GP LP each report beneficial ownership of the 8,513,000 shares of our common stock collectively beneficially owned by Starboard Value and Opportunity Master Fund Ltd and Starboard Value and Opportunity S LLC (as to which each has sole voting and dispositive powers), and Jeffery C. Smith, Mark Mitchell and Peter A. Feld each report beneficial ownership of the 8,513,000 shares of our common stock collectively beneficially owned by Starboard Value and Opportunity Master Fund Ltd and Starboard Value and Opportunity S LLC (as to which each has shared voting and dispositive powers), representing the combined holdings of the reporting entities.
(15)	Based solely on information furnished in a Schedule 13G/A filed with the SEC on February 14, 2012 by Kingdon Capital Management, L.L.C. and Mark Kingdon (reporting beneficial ownership of 4,900,0010 shares as to which each has shared voting and dispositive powers).
(16)	Based solely on information furnished in a Schedule 13G filed with the SEC on April , 2012 by Soros Fund Management, LLC and George Soros and Robert Soros (reporting beneficial ownership of 6,000,000 shares as to which each has shared voting and dispositive powers).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent (10%) of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of ours. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended June 30, 2012, all executive officers, directors and 10% stockholders of Unwired Planet complied with applicable Section 16(a) filing requirements.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains our executive compensation program as it relates to the following “named executive officers” whose compensation information is presented in the tables following this discussion in accordance with SEC rules:

Michael C. Mulica[1]	Chief Executive Officer
Anne K. Brennan[2]	Senior Vice President and Chief Financial Officer
Daniel Mendez[3]	Vice President, General Manager Intellectual Property Division
Timothy Robbins[4]	Vice President, General Manager Intellectual Property Division
Kenneth D. Denman[5]	Former Chief Executive Officer
John P. Giere[6]	Former Senior Vice President, Products and Marketing
Sean MacNeill[7]	Former Senior Vice President, Engineering and Global Services

1.	Mr. Mulica was appointed Chief Executive Officer in October 2011.
2.	Ms. Brennan was appointed Interim Chief Executive Officer in September 2011 and served in such capacity until October 2011.
3	Mr. Mendez was appointed Vice President, General Manager Intellectual Property Division in December 2011.
4.	Mr. Robbins was appointed Vice President, General Manager Intellectual Property Division in December 2011.
5.	Mr. Denman resigned as Chief Executive Officer in September 2011.
6.	Mr. Giere resigned as Senior Vice President, Products and Marketing in April 2012.
7.	Mr. MacNeill resigned as Senior Vice President, Engineering and Global Services in April 2012.

Overview of Compensation Program and Philosophy

We continue to operate in a competitive, dynamic and challenging industry in the San Francisco Bay Area. The Compensation Committee believes that our compensation programs for executive officers, including named executive officers, should be designed to meet the following objectives:

•	attract and retain top performing executive officers who possess the high-quality skills and talent necessary to achieve our business objectives;

•

provide an executive compensation structure based on “pay for performance” that is not only competitive in our geographic area and industry sector, but is also internally equitable and consistent based on the level of responsibilities for each executive position;

•	motivate and reward executive officers to perform to the best of their abilities in order to achieve these objectives; and

•	align our financial results and compensation paid to our executive officers in an effort to achieve both our current year and longer-term strategic business goals and objectives.

To meet these objectives, the Compensation Committee has implemented an executive compensation program based on the following policies:

•

pay executive officers base salaries that are competitive with the practices of other San Francisco Bay Area technology companies and other relevant industries that are similar in size, with compensation set at levels that will attract and retain top quality executive talent;

•	pay for performance through a corporate bonus program that links compensation to measurable corporate performance targets and through merit increases based on company and personal performance;

•	create a sense of accountability surrounding strategy execution and key business objectives achievement; and

•	align the interests of our executive team, including our named executive officers, with those of our stockholders and reward them for creating stockholder value.

The Compensation Committee is responsible for enabling compliance with these objectives and policies and, accordingly, is empowered to review and approve the annual compensation arrangements of our executive officers, including annual base salary, annual incentive bonus, equity compensation, employee benefits and perquisites, if any, and severance and change of control benefits. Historically, our compensation philosophy has been generally to compensate our executive officers at approximately the 50th percentile of our peer group companies for target performance, with respect to each element of our executive compensation. However, at the Compensation Committee’s sole discretion, it could provide compensation below, or in excess of, the 50th percentile peer group companies taking into account, among other things, (i) the current economic and employment climate, (ii) the belief that an executive officer’s experience is key to our success, (iii) an executive officer’s role that does not exactly match the benchmarking data, (iv) an executive officer’s performance and on-going responsibilities, and (v) retention concerns. For the fiscal year ended June 30, 2012, due to the overall company performance and the continued impact of the ongoing global recession, the Compensation Committee determined not to change the salaries, other than the annual base salary of Sean MacNeill in connection with his promotion to Senior Vice President, Engineering and Global Services, and target cash compensation of our named executive officers in fiscal 2012, and, thus, it did not base the total target compensation of each of our executive officers against the 50th percentile of our peer group companies.

Role of the Compensation Committee

The Compensation Committee approves, administers and interprets our executive compensation program. Taking into account Unwired Planet’s policies and objectives, the Compensation Committee has structured our compensation program to motivate our executive officers to achieve the business goals set by the Board and reward our executive officers for achieving such goals. The Compensation Committee utilizes a benchmarking process to help determine the base salary, short-term cash incentive and long-term incentive compensation targets for our executive officers, including named executive officers. The Compensation Committee makes all compensation decisions, including equity awards, for the executive officers taking into consideration recommendations, if any, from management, the Human Resources Department and independent compensation consultants.

Role of the Chief Executive Officer in Compensation Decisions

Generally, the Chief Executive Officer reviews the performance of each of our named executive officers as well as the other members of our executive management team, presents his findings to the Compensation Committee and makes recommendations to the Compensation Committee for compensation components applicable to the fiscal year under consideration, including, but not limited to, base salary, short-term cash incentives and long-term equity incentives for each of the executive officers. The Chief Executive Officer may be assisted by the Human Resources Department and independent compensation consultants in formulating these recommendations. The Compensation Committee considers the recommendations of the Chief Executive Officer, but makes its own final determination with respect to the compensation of each of our executive officers. Further, the Compensation Committee either alone, or in consultation with the full Board, reviews the performance of the Chief Executive Officer.

Executive Compensation Consultant

The Compensation Committee Charter grants the Compensation Committee the sole authority to retain and terminate outside compensation consultants to assist the Compensation Committee in analyzing executive compensation and discharging its related duties. The Compensation Committee retained the services of Radford, an Aon Consulting Company, as an independent compensation consultant for fiscal 2012. Radford has served as the Compensation Committee’s compensation consultant since November 2009.

During fiscal 2012, Radford reported directly to the Compensation Committee. Radford provided limited advice to the Human Resources Department regarding equity grant guidelines and equity data analysis for our non-executive employees (as authorized by the Chair of the Compensation Committee). In addition, our Chief Executive Officer consulted with Human Resources and representatives of Radford in connection with compensation matters relating to (i) the promotion of Sean MacNeill to senior vice president, engineering and global services and (ii) the engagement of Daniel Mendez and Timothy Robbins to serve as Vice Presidents and General Managers of our IP Business Unit following which, he made recommendations to the Compensation Committee as to the appropriate compensation components.

During fiscal 2012, Radford provided the following services to the Compensation Committee:

•	Reviewed and provided recommendations on composition of the peer group and provided compensation data relating to executive officers at the selected peer group companies;

•	Conducted a comprehensive review of the total compensation arrangements for all of our executive officers;

•	Provided advice on executive officers’ compensation;

•	Updated the Compensation Committee on emerging trends/best practices in the area of executive compensation; and

•	Reviewed the Compensation Discussion and Analysis for inclusion in this proxy statement.

Peer Company Executive Compensation Comparison

The Compensation Committee, with the advice of its independent compensation consultant, reviews and updates our peer group, as necessary, to ensure that the comparisons are meaningful. For fiscal 2012, the criteria identified by the Compensation Committee to be used for selecting our peer group included, but was not limited to, similarly-sized technology companies with a market capitalization of less than one billion dollars, primarily focused on software/software programming, with revenues of between $100 million and $400 million, with a median number of approximately 916 employees. To assist the Compensation Committee in its deliberations on executive compensation for fiscal 2012, Radford collected and analyzed data against these criteria to provide recommendations to the Compensation Committee on the composition of our peer group.

For fiscal 2012, the companies comprising our peer group were:

Actuate	Magma Design Automation	Saba Software	Websense
Advent Software	Microstrategy	Shutterfly
Blackbaud	Motricity	Smith Micro Software
Bottomline Technologies	Pegasystems	Taleo
IXIA	QAD	TeleNav

Components of Executive Compensation

Consistent with our compensation philosophy, our executive compensation package consists of three main components: base salary, short-term cash incentive compensation and long-term equity incentive compensation. The Compensation Committee has determined that these three components, with the short-term cash incentive compensation and long-term equity incentive compensation portions of total compensation allocated to “at-risk” performance-based incentives, thereby linking pay to performance, best align the interest of our executive officers with those of our stockholders. In addition, the Compensation Committee believes that the elements that comprise the overall compensation for our executive officers enable us to offer competitive compensation packages to attract and retain the talent we need to pursue our strategic goals.

The Compensation Committee reviews relevant market compensation data, as provided by Radford, and uses its judgment to determine the appropriate level and mix of compensation on an annual basis to ensure that compensation is competitive.

Base Salary

The Compensation Committee believes that appropriate base salaries should be used to recognize the experience, skills, knowledge and responsibilities required of each of our executive officers and to allow us to attract and retain officers capable of leading us toward the achievement of our business goals in competitive market conditions. At least on an annual basis, the Compensation Committee reviews the base salaries of our executive officers and, if necessary, adjustments are made to reflect the performance and achievement of corporate and strategic goals, for the individual as well as Unwired Planet, and to reflect competitive market conditions. In addition, the Compensation Committee takes into account each executive officer’s ability: (i) to lead, organize and motivate others; (ii) to develop the skills necessary to mature with Unwired Planet; (iii) to set realistic goals to be achieved for his or her area of responsibility; and (iv) to pursue new business opportunities that will enhance our growth and success.

In June 2012, the Compensation Committee reviewed the base salaries of our executive officers using the same methodology employed for setting base salaries in fiscal 2011. The Compensation Committee concluded that although significant competition remained for executive talent in our industry, the impact of global economic conditions would continue to impact our overall business performance. Thus, for the fiscal year ended June 30, 2012, the Compensation Committee determined that, with the exception of Sean MacNeill whose annual base salary was increased to reflect his promotion in January 2011 and to bring it in to alignment with comparable positions in the San Francisco Bay Area, it would be in our best interest and the best interests of our stockholders to maintain the annual base salaries of our named executive officers at the same level as the annual base salary for the fiscal year ended June 30, 2012.

Short-Term Cash Incentives

Our short-term cash incentives are designed to provide cash incentive awards, expressed as a percentage of base salary, based on achievement of corporate financial performance goals. For fiscal 2012, consistent with fiscal 2011, the Compensation Committee determined that short-term cash incentive pay would be paid in two installments, one for performance in the first half of the fiscal year, and one for performance in the second half of the fiscal year, and would be tied to corporate year-to-date bookings and year-to-date operating profit/loss, as it aligns our executive officers with the employees within the field organization whose compensation is based on bookings which are more directly influenced by our employees’ efforts; and because bookings attainment was more reflective of the success of the current executive team in the current fiscal year than revenue, which may have been realized in the current fiscal year but was attributable to the efforts of others in prior years. In addition for fiscal 2012, the Compensation Committee determined that our executive officers should continue to be measured and rewarded only for operating plan financial milestones, with no management by objective components, to align our executive officers fully with Unwired Planet’s operating results rather than with individual departmental goals and objectives. For these purposes, “bookings” was based on bookings-to-date less the amount of any bookings canceled during the relevant performance period and “operating profit/loss” was calculated on a non-GAAP basis, calculated pursuant to our non-GAAP results as reported for the relevant period, excluding expense related to the 2012 CIP (described below).

Our executive officers at the level of Senior Vice President and above were eligible for semi-annual payments under our 2012 Amended and Restated Executive Corporate Incentive Plan (the “2012 CIP”) that were tied solely to the achievement of corporate bookings and operating profit/loss as compared to the goals and objectives as set forth in our 2012 operating plan (the “2012 Operating Plan”), rather than to each individual’s performance. The Compensation Committee believed that the financial and profitability targets set forth in the 2012 Operating Plan were more likely to be achieved if our executive officers were provided with an incentive to work together at a high level of leadership and management pursuant to which they would, as a team, lead us to achieve the financial performance objectives set forth in the 2012 Operating Plan.

Each of the year-to-date targets, as set forth in the 2012 Operating Plan as specific year-to-date milestones, was measured against actual year-to-date company results, and a percentage of achievement was calculated. The 2012 Operating Plan was considered by the Board to be challenging and represented year over year growth that was within prevailing industry growth rates. The amount paid under the 2012 CIP equaled the amount of the executive’s base salary during the six-month performance period multiplied by his or her personal target percentage of base salary, multiplied by the applicable performance modifier set forth below. If a percentage of achievement was less than 80%, then the performance modifier for the component was deemed zero. If a percentage of achievement was 80% , the performance modifier for the component was 50%. If a percentage of achievement was 90%, the performance modifier for the component was 75%. If a percentage of achievement was 100%, the performance modifier for the component was 100%. If a percentage of achievement was 110%, the performance modifier for the component was 120%. If a percentage of achievement was 125% or greater, the performance modifier for the component was 150%. Each of the two performance measures was equally weighted and the overall performance modifier was the average of the two.

For performance falling between the ranges contained in the achievement description above, the performance modifier would have been determined as follows:

•	80%-100% achievement- the performance modifier would increase 2.5% for each additional percentage point of achievement; and

•	101%-125% achievement- the performance modifier would increase 2.0% for each additional percentage point of achievement.

Notwithstanding the fact that Mr. Mulica’s target incentive for fiscal 2012 was 100% of his annual base salary, his compensation under the 2012 CIP for the performance period ended December 31, 2012 was fixed and guaranteed at $100,000. The target incentive percentage for Mr. Denman was 100% of his annual base salary, which was unchanged from the prior year. Mr. Giere’s target incentive percentage was 90% of his annual base salary. The target incentive for Anne Brennan and Sean MacNeill was 50% of their respective annual base salaries, which was unchanged from last year. In the cases of the Mr. Denman and Mr. Giere, the target incentive remained at 100% and 90%, respectively, to ensure that a significant portion of their cash compensation was linked to company performance. Pursuant to the terms of their employment offer letters, Mr. Mendez and Mr. Robbins were not eligible to participate in the 2012 CIP.

At the time the corporate goals and objectives were set by the Board for fiscal 2012, the Compensation Committee believed that the 2012 CIP goals and objectives were challenging, but not unattainable by our executive officers. The 2012 CIP goals and objectives were not altered after they were adopted by the Compensation Committee. The effects of the global economic recession and its impact on our corporate bookings and operating profit/loss during the fiscal 2012 resulted in the failure to achieve the minimum company performance modifier for both the first and second performance periods. As such, none of our named executive officers, other than Mr. Mulica, received a cash incentive payment under the 2012 CIP during fiscal 2012.

Long-Term Incentives

The Compensation Committee uses equity compensation to motivate and reward strong corporate performance and as a means to attract and retain valued executive officers. Our equity compensation plans serve to align the interests of our executive officers with those of our stockholders by rewarding them for stock price growth and the achievement of operational goals through the execution of our corporate strategy.

While the Compensation Committee continually evaluates the use of various equity vehicles (e.g. stock options, restricted stock and performance shares) for executive compensation, it generally awards stock options and/or restricted stock to our executive officers upon the commencement of their employment and once a year thereafter. The balance between stock options and restricted stock is recommended to the Compensation Committee by management and the Compensation Committee’s independent compensation consultant, if any, and the percentage allocation is consistently applied to our executive officers. However, because our stock price traded at or below $1.50 throughout fiscal 2009, the Compensation Committee decided to only award stock options rather than a combination of stock options and restricted stock awards to our executive officers in fiscal 2009, as the Compensation Committee believed that stock options provided greater incentives for our executive officers to perform. As our common stock traded at a level that failed to represent a significant difference in value between stock options and restricted stock during fiscal 2010 and continued to trade at such level throughout fiscal 2011, the Compensation Committee decided to continue to award only stock options rather than a combination of stock options and restricted stock awards to our executive officers in fiscal 2011.

Stock Options

Stock options are a major component of our compensation package for executive officers and are typically granted by our Compensation Committee to our new executive officers at the commencement of their employment and, on an annual basis thereafter, at its first committee meeting held in the first quarter of the fiscal year, with the annual grants to be effective on the third trading day following the date of announcement of our fiscal year-end earnings. By having a major portion of our executive officers’ total compensation in the form of stock options that vest over time, our executive officers are motivated to align themselves with our stockholders by taking actions that will benefit us and our stockholders in the long-term. Because our stock options are granted with an exercise price equal to the fair market value of our stock on the effective date of the grant, if our stock price does not increase, our executive officers do not realize any value from this component of their compensation. The Compensation Committee believes this is appropriate because our stockholders would also not have benefited from owning our stock. However, if our stock price increases over time, our stockholders will be rewarded by the increase in our stock price, as will our executive officers as the value of their stock options will have also increased.

The Compensation Committee determines actual awards to executive officers based upon:

•	the potential contributions the executive officer can make to our success;

•	the executive officer’s expected progress toward non-financial goals within his or her area of responsibility;

•	the executive officer’s demonstrated ability to perform;

•	the executive officer’s experience and level of responsibility;

•	our retention goals for the executive officer;

•	the appropriate mix of compensation for the executive officer;

•	the fair value of the proposed stock option grant and resulting expense for accounting purposes;

•	the intrinsic (i.e., “in-the-money”) value of outstanding, unvested stock options held by the executive officer and the degree to which such value supports our retention goals for the executive; and

•	the relative size of stock option grants for individuals in similar positions at our peer group companies.

The Compensation Committee does not have a formula by which it determines which of these factors is more or less important, and the specific factors used and the weighting may vary among individual executive officers.

In determining the levels of stock option grants to our named executive officers, other than the Chief Executive Officer, the Compensation Committee considered both the recommendations of our Chief Executive Officer and the factors identified above. On September 15, 2011, the Compensation Committee approved grants of stock options to Ms. Brennan, Mr. Giere and Mr. MacNeill, which option grants were effective as of September 15, 2011. In determining the levels of stock option grants to Ms. Brennan, Mr. Giere and Mr. MacNeill, the Compensation Committee considered both the recommendations of our Chief Executive Officer and the factors identified above. No stock option grant was approved for Mr. Denman as he resigned from the Company on September 9, 2011. The awards of stock options are scheduled to vest monthly over a three-year period, with the vesting in each case being contingent on the executive’s continued employment with the company through the third-anniversary of the grant date. When determining the stock options grant to be awarded to Mr. Mulica in connection with his employment as our Chief Executive Officer in October 2011, the Compensation Committee considered both the recommendations of Radford and the factors identified above and determined that Mr. Mulica’s grant would align his interests with those of our stockholders and would provide him with stock incentives to create stockholder value.

FY2012 Retention Program

On November 29, 2011, the Compensation Committee approved a retention program pursuant to which Ms. Brennan, Mr. Giere and Mr. MacNeill received 350,000, 200,000 and 200,000 restricted stock units, respectively. The grant date of the restricted stock units was January 3, 2012. The Compensation Committee established this program to help ensure the retention of our executives and key employees while our Board of Directors and our executives pursued strategic alternatives for our mediation and messaging product businesses. All of the restricted stock units granted pursuant to this retention program vested on April 30, 2012, the date of the completion of the sale of both the mediation and messaging product businesses to Marlin Equity Partners. Although Mr. Mulica did not participate in this retention program, on May 7, 2012, our Board of Directors, in recognition of his leadership and contributions in connection with the sale of our Mediation and Messaging product businesses, approved a cash bonus payment of $300,000 and a restricted stock unit award for 200,000 shares of common stock of Unwired Planet, which will vest annually in two equal installments beginning on the first anniversary of the grant date, May 7, 2012, subject to continued service through each vesting date. Messrs. Mendez and Robbins were not eligible to participate in this retention program.

Perquisites and Other Benefits

We also provide our named executive officers with benefits generally available to our employees, such as healthcare and life and disability insurance, as necessary. Our global benefits philosophy is that health and welfare benefits should provide employees with protection from catastrophic events and such benefits are intended to be competitive in local markets. Other benefits are intended to be competitive in local markets. Although executive officers participate in the same benefit programs available to all employees, such as Unwired Planet’s 401(k) plan, they also participate in the Amended and Restated Executive Severance Benefit Policy and are parties to Change of Control Severance Agreements, each as discussed under “Potential Payments Upon Termination or Change-in-Control” in this proxy statement. These severance arrangements were adopted in an effort to establish consistency in our executive severance practices and to encourage retention of our executive talent.

Non-Binding Advisory Vote on Executive Compensation

At our 2011 Annual Meeting of Stockholders in December 2011, our stockholders cast a non-binding advisory vote on our executive compensation decisions and policies as disclosed in the proxy statement we issued in October 2011. Approximately 73% of the shares voted on the matter were cast in support of the compensation decisions and policies as disclosed. The Compensation Committee considered this result and determined that it was not necessary at this time to make any material changes to our compensation policies and practices in response to the advisory vote. At the 2011 annual meeting, our stockholders also approved a yearly advisory vote on the frequency of advisory votes on executive compensation.

Compensation Related to the October 2011 Appointment of Unwired Planet’s Chief Executive Officer

Effective as of October 6, 2011, Michael C. Mulica was appointed as our Chief Executive Officer. In connection with Mr. Mulica’s appointment to serve as our Chief Executive Officer, the Compensation Committee, with input from Radford, recommended and the Board approved the following compensation:

•	a base annual salary of $400,000;

•

an annual bonus with a target of $400,000, the actual bonus to be determined based on Unwired Planet’s performance as against financial and performance metrics established by the Compensation Committee (not to exceed 150% of target), with the bonus for the remainder of calendar 2011 being fixed and guaranteed at $100,000;

•

upon approval of the Compensation Committee, a stock option to purchase 1,500,000 shares of Unwired Planet common stock, which shall have an exercise price equal to the fair market value on the date of grant and shall vest over four years;

•

severance in the amount of 12 months base salary, up to six months COBRA premiums for him and his family, continued educational assistance benefits and up to six months of outplacement assistance, in each case in the event that Mr. Mulica is terminated other than for cause, pursuant to the terms and conditions of Unwired Planet’s Executive Severance Benefit Policy; and

•

acceleration of vesting of his option to purchase 1,500,000 shares in the amount of 50% of the unvested portion if Unwired Planet’s stock price on his termination date is at least 25% above the exercise price, and 100% of the unvested portion if Unwired Planet’s stock price on his termination date is at least 50% above the exercise price; in addition, he will have 12 months following his termination date to exercise the stock option.

In addition, Unwired Planet entered into a change of control severance agreement (the “Change of Control Agreement”) with Mr. Mulica. Pursuant to the Change of Control Agreement, if Mr. Mulica’s employment is terminated by Unwired Planet without “cause” or if he resigns his employment, which resignation constitutes an “involuntarily termination,” in either case within the period commencing two months prior to, and ending 18 months following, a “change of control,” then Mr. Mulica will be entitled to receive: (a) cash severance equal to twice his annual base salary and target bonus; (b) accelerated vesting of all unvested equity awards; and (c) up to 18 months COBRA premiums for him and his family. The terms “cause,” “involuntarily terminated” and “change of control” are all defined in the Change of Control Agreement. The amounts received by Mr. Mulica pursuant to the Change of Control Agreement supersede and replace the benefits that would otherwise be received by Mr. Mulica pursuant to the Severance Policy in connection with a change of control.

A further description of the terms of the Severance Policy and Change of Control Agreement is set forth in this proxy statement under the caption “Potential Payments Upon Termination or Change-in-Control.”

The Compensation Committee, in determining Mr. Mulica’s compensation, was focused on: implementing a pay-for-performance compensation package to motivate Mr. Mulica to align his interests with those of our stockholders; tying a substantial portion of Mr. Mulica’s compensation to his achievement of individual and corporate initiatives and objectives; and attracting and retaining Mr. Mulica.

Stock Ownership Guidelines

As part of our overall corporate governance and compensation practices, we have adopted stock ownership guidelines for our executive officers. These guidelines are designed to align our executive officers’ interests with our stockholders’ long-term interests by promoting long-term share ownership by our executive officers. Executive stock ownership also helps to align the interests of our named executive officers with those of our stockholders thereby reducing the incentives for short-term risk taking by our executive officers. The guidelines recommend that all of our executive officers acquire and hold shares of our common stock with a value equivalent to $100,000 and that each executive officer should satisfy this standard within four years from the date of becoming an executive officer.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the tax deductibility of certain compensation exceeding $1 million per year paid to Unwired Planet’s Chief Executive Officer and its four other highest paid officers (excluding the Chief Financial Officer) in office at fiscal year-end. Pursuant to regulations issued by the Internal Revenue Service, compensation may be paid without regard to this $1 million limit and the Company may still comply with Section 162(m) if it meets the requirements for “performance-based” compensation. Among other things, “performance-based” compensation must be paid in accordance with pre-established performance goals and stockholder approval of the material terms of such compensation programs prior to payment. The Compensation Committee’s policy is to structure the compensation of its top executive officers, including the named executive officers, to the extent practical, so that none of such executive officers’ compensation becomes non-deductible under Section 162(m). Unwired Planet has not submitted its cash bonus arrangements with its senior executive officers for stockholder approval.

In fiscal 2012, no executive officer’s compensation, as calculated under Section 162(m), exceeded the $1 million limit; as a result, Section 162(m) should not limit the amount of compensation that Unwired Planet will be able to deduct in connection with the items of compensation enumerated above.

The following Report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Unwired Planet specifically incorporates it by reference into such filing.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2012 and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

The Compensation Committee

Gerald D. Held (Chair)

Brian M. Beattie

David C. Nagel

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table provides information concerning compensation of the individuals who served as Unwired Planet’s principal executive and financial officers, the two other most highly compensated executive officers during fiscal 2012 who served as of the end of the fiscal year and two additional individuals who would have been amongst our most highly compensated executive officers had they served at the end of our fiscal year. We collectively refer to these individuals as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Michael C. Mulica(3)	2012	295,000	300,000	(4)	592,000	1,348,200	100,000	482,179	(5)	2,683,379
Chief Executive Officer

Anne K. Brennan(6)	2012	300,000	—		679,000	272,725	—	—		1,251,725
Senior Vice President and Chief Financial Officer	2011	300,000	—			—	—	—		300,000
	2010	269,735	—			307,725	48,333	—		625,793

Daniel Mendez(7)	2012	143,939	—		—	—	—	—		143,939
Vice President, General Manager, IP Business Unit

Timothy Robbins(8) Vice President, General Manager, IP Business Unit	2012	146,780	—		—	—	—	—		146,780

Kenneth D. Denman(9)	2012	93,750	—			626,820	—	457,272	(10)	1,126,191
Former Chief Executive Officer	2011	450,000						49,371	(11)
	2010	450,000	—			—	243,000	19,068	(12)	712,068

John P. Giere(13)	2012	250,000	—		388,000	52,008	—	—		801,635
Former Senior Vice President, Products and Marketing	2011	300,000			—					352,008
	2010	294,318	25,000	(14)	—	370,825	140,278	64,492	(15)	894,913

Sean MacNeill(16)	2012	250,000	37,500	(17)	388,000	—	—	—		839,135
Former Senior Vice President, Engineering and Global Services	2011	275,000	37,500	(17)		86,680	—	67,003	(18)	466,183

(1)	Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 granted during the respective year. The assumptions used in the valuation of these stock awards and stock options are set forth in Note 11 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

(2)	Unless otherwise noted in the footnotes below, consist solely of amounts received by such individual pursuant to our short-term cash incentive program, Executive Corporate Incentive Plan, for fiscal year 2012, 2011, 2010 and 2009, respectively. No amounts were paid under the Executive Corporate Incentive Plan for fiscal 2012 or 2011.
(3)	Mr. Mulica was appointed Chief Executive Officer on October 6, 2012.
(4)	Represents a bonus payment to Mr. Mulica in recognition of his leadership and contributions in connection with the sale of our Mediation and Messaging product businesses consummated on April 30, 2012
(5)	Represents commuting and housing expense reimbursements.
(6)	Ms. Brennan was appointed Chief Financial Officer effective April 1, 2010.
(7)	Mr. Mendez was appointed Vice President, General Manager IP Business Unit effective December 1, 2011.
(8)	Mr. Robbins was appointed Vice President, General Manager IP Business Unit effective December 1, 2011.
(9)	Mr. Denman served as our Chief Executive Officer until his departure on September 9, 2011.
(10)	Consists of severance compensation in the form of a lump sum payment equal to $450,000 and the continuation of medical, dental and vision insurance benefit coverage in coordination with COBRA for six (6) months with a value of $7,272.
(11)	Represents (i) 45,145 for housing expense reimbursement and (ii) a $4,226 tax gross-up payment.
(12)	Represents commuting and housing expense reimbursements.
(13)	Mr. Giere was appointed Senior Vice President, Products and Marketing on July 9, 2009 and served until his departure April 30, 2012. Mr. Giere was not a named executive officer in fiscal 2009. Accordingly, compensation information for Mr. Giere is only provided for fiscal 2010 and fiscal 2011.
(14)	Represents a signing bonus in connection with Mr. Giere’s entering into an employment agreement with Unwired Planet.
(15)	Represents reimbursements for relocations expenses in connection with Mr. Giere’s move from New Jersey to California.
(16)	Mr. MacNeill was appointed Senior Vice President, Engineering and Global Services on February 1, 2011 and served until his departure April 30, 2012. Mr. MacNeill was not a named executive officer in fiscal 2009 or fiscal 2010. Accordingly, compensation information for Mr. MacNeill is only provided for fiscal 2011.
(17)	Represents a bonus payment in connection with Mr. MacNeill’s attainment of certain financial and strategic objectives set by the Compensation Committee in connection with his appointment as Senior Vice President, Engineering and Global Services on February 1, 2011.
(18)	Represents (i) $63,093 for commissions earned in Mr. MacNeill’s capacity as GM, America Sales and (ii) a $3,910 tax gross-up payment.

Employment Arrangements and Offers of Employment with Our Named Executive Officers

We have entered into employment arrangements or written offers of employment with each of our named executive officers. The employment of each named executive officer may be terminated at any time at the discretion of our Board, subject, however, to the severance obligations and agreements discussed under the heading “Potential Payments Upon Termination or Change-in-Control” below.

Michael C. Mulica—Chief Executive Officer

On October 6, 2011, Mr. Mulica executed our written offer of employment to serve as our Chief Executive Officer and President. The written offer of employment specifies that Mr. Mulica’s employment with us is “at-will.” Mr. Mulica’s annual base compensation is $400,000. He is currently eligible to receive semi-annual incentive compensation equal to a targeted amount of 100% of his annual base compensation actually earned for each six-month performance period, determined based on our achievement level against financial objectives. Mr. Mulica’s incentive compensation under the company’s fiscal 2012 Corporate Incentive Plan was fixed and guaranteed at $100,000 for the performance period ended December 31, 2011. Furthermore, in connection with his agreement to serve as our Chief Executive Officer and President and subject to his continued employment of the date of the grant, the Compensation Committee granted him an option to purchase 1,500,000 shares of common stock, with an exercise price of $1.64, the fair market value on the date of the grant. 25% of the options shall vest on the first anniversary of Mr. Mulica’s employment commencement date and monthly thereafter over a period of three years, subject to his continued employment.

Anne K. Brennan—Chief Financial Officer

On March 31, 2010, Ms. Brennan executed our written offer of employment to serve as our Senior Vice President and Chief Financial Officer. The written offer of employment specifies that Ms. Brennan’s employment with us is “at-will.” Ms. Brennan’s current annual base compensation is $300,000. She is currently eligible to receive semi-annual incentive compensation equal to a targeted amount of 50% of her annual base compensation actually earned for each six-month performance period, determined based on our achievement level against financial objectives. Furthermore, in connection with her agreement to serve as our Senior Vice President and Chief Financial Officer, the Compensation Committee granted her an option to purchase 250,000 shares of common stock, with an exercise price of $2.43 per share, the fair market value on the date of the grant, which vests monthly over the subsequent 48 months, subject to her continued employment.

Daniel Mendez—Vice President, General Manager, Intellectual Property Division

On June 12, 2012, Mr. Mendez executed our written offer of employment to serve as our Vice President, General Manager of our Intellectual Property Division, effective as of December 1, 2011. The written offer of employment specifies that Mr. Mendez’ employment with us is “at-will.” Mr. Mendez’ current annual base compensation is $250,000. He is currently eligible to receive commission payments on Net Patent Proceeds, as and when collected by us. Mr. Mendez’ commission schedule is as follows: (a) a 1% commission for aggregate Net Patent Proceeds $100 million or less; (b) a 1.5% commission for aggregate Net Patent Proceeds equal to at least $100,000,001 and up to $200 million; and (c) a 2% commission for aggregate Net Patent Proceeds in excess of $200 million. In the event of a Change of Control, the commission rate payable to Mr. Mendez will be based on the implied IP Value of the Change of Control transaction; provided however, that our Compensation Committee may withhold up to 50% of the Change of Control payment if it determines that Mr. Mendez did not materially contribute to the Change of Control process or its value.

Timothy Robbins—Vice President, General Manager, Intellectual Property Division

On June 12, 2012, Mr. Robbins executed our written offer of employment to serve as our Vice President, General Manager of our Intellectual Property Division, effective as of December 1, 2011. The written offer of employment specifies that Mr. Robbins’ employment with us is “at-will.” Mr. Robbins’ current annual base compensation is $250,000. He is currently eligible to receive commission payments on Net Patent Proceeds, as and when collected by us. Mr. Robbins’ commission schedule is as follows: (a) a 1% commission for aggregate Net Patent Proceeds $100 million or less; (b) a 1.5% commission for aggregate Net Patent Proceeds equal to at least $100,000,001 and up to $200 million; and (c) a 2% commission for aggregate Net Patent Proceeds in excess of $200 million. In the event of a Change of Control, the commission rate payable to Mr. Robbins will be based on the implied IP Value of the Change of Control transaction; provided however, that our Compensation Committee may withhold up to 50% of the Change of Control payment if it determines that Mr. Robbins did not materially contribute to the Change of Control process or its value.

Kenneth D. Denman—Former Chief Executive Officer

On November 4, 2008, Mr. Denman executed our written offer of employment to serve as our Chief Executive Officer. The written offer of employment specified that Mr. Denman’s employment with us was “at-will.” Mr. Denman’s annual base compensation was $450,000. He was eligible to receive semi-annual target incentive compensation equal to a targeted amount of 100% of his annual base compensation actually earned for each six-month performance period, determined based on Unwired Planet’s achievement level against financial objectives. In connection with his agreement to serve as Chief Executive Officer, the Board of Directors granted him an option to purchase 1,500,000 shares of common stock, of which 500,000 have an exercise price equal to $0.65, the fair market value on the date of the grant, 500,000 shares have an exercise price equal to $2.50 per share, and the remaining 500,000 shares have an exercise price equal to $3.50 per share. 25% of the options vested on the first anniversary of Mr. Denman’s employment commencement date and monthly thereafter over a period of three years or until such time as Mr. Denman’s employment terminated, whichever occurred first. In addition, Mr. Denman was granted a monthly housing and commuting expense allowance of up to $5,000 per month for a period of one year following the commencement of his employment. As indicated above, Mr. Denman’s employment was terminated on September 9, 2011. Pursuant to the terms of Mr. Denman’s severance agreement, Mr. Denman received severance benefits equal to six months base salary and 50% of his then current annual bonus target, for a total of $450,000, subject to withholdings and deductions, and COBRA premiums for him and his family to September 30, 2012, or earlier if he and his family become eligible for healthcare coverage with a new employer. In addition, the post-termination exercise period of the vested stock options held by Mr. Denman as of September 9, 2011 was extended from 90 days to 12 months.

John P. Giere—Former Senior Vice President, Products and Marketing

On June 16, 2009, Mr. Giere executed our written offer of employment to serve as our Senior Vice President, Products and Marketing. The written offer of employment specified that Mr. Giere’s employment was “at-will.” Mr. Giere’s annual base compensation was $300,000 when he terminated his employment with us. He was eligible to receive semi-annual incentive compensation equal to a targeted amount of 90% of his annual base compensation actually earned for each six-month performance period, determined based on our achievement level against financial objectives. Furthermore, in connection with his agreement to serve as our Senior Vice President, Products and Marketing, the Board of Directors granted him an option to purchase 325,000 shares of common stock, with an exercise price of $2.12 per share, the fair market value on the date of the grant, which vests monthly over the subsequent 48 months, subject to his continued employment. On April 30, 2012, Mr. Giere terminated his employment. In connection therewith, the Compensation Committee extended the post-termination exercise period of the vested stock options held by Mr. Giere as of April 30, 2012 from 90 days to18 months.

Sean MacNeill—Former Senior Vice President, Engineering and Global Services

On January 28, 2011, in connection with his appointment as our Senior Vice President, Engineering and Global Services, Mr. MacNeill entered into a verbal employment arrangement. The verbal employment arrangement provided that Mr. MacNeill’s employment was “at-will.” From February 1, 2011 through June 30, 2011, Mr. MacNeill’s base compensation was $275,000 and his base salary was $300,000 when he terminated his employment with us. He was eligible to receive semi-annual incentive compensation equal to a targeted amount of 50% of his annual base compensation actually earned for each six-month performance period, determined based on our achievement level against financial objectives. Mr. MacNeill’s verbal employment arrangement also provided for a one-time incentive bonus in the maximum amount of $50,000, if certain objectives were achieved on or before June 30, 2011. The verbal employment arrangement did not provide for the grant of any options to purchase shares of our common stock. On April 30, 2012, Mr. MacNeill terminated his employment. In connection therewith, the Compensation Committee extended the post-termination exercise period of the vested stock options held by Mr. MacNeill as of April 30, 2012 from 90 days to18 months.

See the description of our 2012 Amended and Restated Executive Corporate Incentive Plan (the “2012 CIP”), contained in the section titled “Compensation Discussion and Analysis” above.

Grants of Plan-Based Award

The following table provides information concerning awards made by Unwired Planet to its named executive officers in fiscal 2012. This table excludes Mr. Mendez and Mr. Robbins, neither of whom received awards during fiscal 2012 nor was eligible to participate in Unwired Planet’s 2012 Amended and Restated Executive CIP.

Name	Grant Date	Date of Corporate Approval(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options(#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(5)
			Threshold ($)	Target ($)(3)	Maximum ($)
Michael C. Mulica(6, 7, 8)	11/15/2011	10/25/2011	200,000	400,000	600,000		1,500,000	1.64	0.90
	5/7/2012					200,000
Anne K. Brennan	9/15/2011		75,000	150,000	225,000		250,000	1.93	1.09
	1/3/2012	11/29/2011				350,000
Kenneth D. Denman			225,000	450,000	675,000
John P. Giere	9/15/2011		132,442	264,886	397,329		150,000	1.93	1.09
	1/3/2012	11/29/2011				200,000
Sean MacNeill	9/15/2011		68,750	137,500	206,250		200,000	1.93	1.09
	1/3/2012	11/29/2011				200,000

(1)	Payments under our 2012 Amended and Restated Executive CIP, as described above, are subject to performance modifiers, with a threshold of 50%, a target of 100%, and a maximum of 150%. The performance modifiers are multiplied by the named executive officer’s target percentage and his or her base salary.
(2)	Represents the date, if different than the grant date, that the Compensation Committee took the action to grant the option on the grant date.
(3)	This column sets forth the aggregate annual target amount of each named executive officer’s cash bonus award for the year ended June 30, 2012 for each of our named executive officers. No cash bonus awards were earned by any of our named executive officers. As such, the amounts set forth in this column do not represent actual compensation earned by the named executive officers for the year ended June 30, 2012.
(4)	All of the restricted stock units and options granted to our named executive officers in fiscal 2012 were granted under our 2006 Stock Incentive Plan.
(5)	Represents the grant date fair value of such award determined in accordance with FASB ASC Topic 718, calculated using the Black-Scholes model.
(6)	Mr. Mulica’s employment commenced on October 6, 2011 and his annual target bonus was pro-rated, as reflected in the table. In addition, Mr. Mulica’s incentive compensation was fixed and guaranteed at $100,000 for the performance period ended December 31, 2011.
(7)	The Compensation Committee approved the grant of options to Mr. Mulica in connection with his appointment to serve as our Chief Executive Officer.
(8)	The Compensation Committee approved the grant of restricted stock units to Mr. Mulica in recognition of his leadership and contributions in connection with the sale of our Mediation and Messaging product businesses consummated on April 30, 2012.

For a discussion of vesting provisions applicable to the stock options granted to our named executive officers, see the section of this proxy statement titled “Employment Arrangements and Offers of Employment with Our Named Executive Officers” above.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael C. Mulica	—		1,500,000	1.64	11/15/2021	200,000	460,000
Anne Brennan	62,499	(1)	126,708	1.93	9/15/2021
	135,416	(2)	114,584	2.43	4/15/2020
	50,000	(3)	—	1.57	5/28/2019
	75,000	(4)	—	1.51	7/17/2018
	8,140	(5)	—	4.27	9/17/2017
	15,000	(6)	—	8.76	9/22/2016
	2,000	(7)	—	16.64	10/6/2015
	5,000	(8)	—	14.70	12/20/2014
	2,500	(9)	—	10.50	12/18/2013
	1,233	(10)	—	12.66	10/27/2013
	82	(11)	—	2.72	9/11/2012
Daniel Mendez	—		—	—	—	—	—
Timothy Robbins	—		—	—	—	—	—
Kenneth D. Denman	100,000	(12)	—	3.50	9/9/2012
	100,000	(12)	—	2.75	9/9/2012
	71,998	(12)	—	1.75	9/9/2012
	343,750	(12)	—	3.50	9/9/2012
	343,748	(12)	—	2.50	9/9/2012
	24,000	(12)	—	2.47	9/9/2012
	9,000	(12)	—	8.84	9/9/2012
	9,000	(12)	—	19.59	9/9/2012
	30,000	(12)	—	13.46	9/9/2012
	30,000	(12)	—	9.23	9/9/2012
	20,000	(12)	—	11.098	9/9/2012
John Giere	29,166	(13)	—	1.93	10/30/2013
	33,333	(13)	—	1.75	10/30/2013
	223,437	(13)	—	2.12	10/30/2013
Sean MacNeill	38,888	(13)	—	1.93	10/30/2013
	55,555	(13)	—	1.75	10/30/2013
	97,222	(13)	—	1.57	10/30/2013
	100,000	(13)	—	1.51	10/30/2013
	16,000	(13)	—	6.88	10/30/2013

*	Stock options become exercisable with respect to shares only when the shares are vested.

**	Market value is calculated by multiplying the closing market price of Unwired Planet’s common stock on June 30, 2012 ($2.30) by the number of shares subject to the award.
(1)	The option became exercisable with respect to 6,944 shares on October 15, 2011 with 1/36th of the remaining shares to vest monthly thereafter until fully vested.
(2)	The option became exercisable with respect to 5,208 shares on May 1, 2010 with 1/48th of the remaining shares to vest monthly thereafter until fully vested.
(3)	The option became fully vested and exercisable on May 28, 2012.
(4)	The option became fully vested and exercisable on July 1, 2011.
(5)	The option became fully vested and exercisable on March 17, 2009.
(6)	This option became fully vested and exercisable on March 22, 2010.
(7)	The option became fully vested and exercisable on October 6, 2008.
(8)	The option became fully vested and exercisable on December 20, 2007.
(9)	The option became fully vested and exercisable on December 18, 2007.
(10)	The option became fully vested and exercisable on July 2, 2005.
(11)	The option became fully vested and exercisable on September 11, 2005.
(12)	The post-termination exercise period for Mr. Denman’s exercisable options was extended from 90 days to 12 months and expired September 9, 2012.
(13)	The post-termination exercise period for Mr. Giere’s and Mr. MacNeill’s exercisable options was extended from 90 days to 18 months and shall expire October 30, 2013.

Option Exercises And Stock Vested

The following table show the options exercised and shares received upon vesting of stock awards by our named executive officers in fiscal 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Michael C. Mulica	—	—	—	—
Anne K. Brennan	—	—	350,000	904,750
Daniel Mendez	—	—	—	—
Timothy Robbins	—	—	—	—
Kenneth D. Denman	343,750	567,598	—	—
	25,000	66,000	—	—
	3,001	7,803	—	—
John P. Giere	—	—	200,000	517,000
Sean MacNeill	—	—	200,000	517,000

(1)	The value realized was calculated by multiplying the closing price per share of stock on the exercise date by the number of shares exercised, less the aggregate exercise price.
(2)	The value realized was calculated by multiplying the closing price per share of stock on the vesting date by the number of shares vested.

Potential Payments Upon Termination or Change-in-Control

Each of our named executive officers is eligible to participate in our Executive Severance Benefit Policy (the “Severance Policy”). In addition, we have entered into change of control severance agreements (“Change of Control Agreements”) with each of the named executive officers. The terms of the Severance Policy and the Change of Control Agreements are described below. The information in the table below describes and estimates certain compensation that would become payable under the Severance Policy and the Change of Control Agreements (excluding payments for continued educational assistance benefits and outplacement assistance as such amounts are not calculable and in any event would be less than $10,000) if the named executive officer’s employment had terminated on June 30, 2012, given the named executive’s compensation and service levels as of such date and, if applicable, based on Unwired Planet’s closing stock price, $2.30, on June 30, 2012. These benefits are greater than, and supersede, benefits available generally to salaried employees, such as severance, disability benefits and accrued salary and vacation benefits. No amounts are payable for a termination of employment for cause. In the event that the terms of the Severance Policy and the Change of Control Agreement are applicable to the termination of employment of one of our named executive officers, the higher severance amount would be payable.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts included the timing during the year of any such event, our stock price and the named executive officer’s age. There can be no assurance that a termination or change in control would produce the same or similar results as those described if occurring on another date or another price, or if any assumption used to prepare this information is not correct in fact.

Name	Involuntary Termination(1)	Termination Following a Change of Control(2)
Michael C. Mulica
Severance	$400,000	$1,600,000
Accelerated Vesting of Long-Term Incentives	$1,722,751	$3,677,751
COBRA premium reimbursements	$13,959	$41,876

Total	$2,136,710	$5,319,627

Anne K. Brennan
Severance	$150,000	$675,000
Accelerated Vesting of Long-Term Incentives	—	$545,047
COBRA premium reimbursements	$6,517	$19,551

Total	$156,517	$1,239,598

Daniel Mendez
Severance	$125,000	$—
Accelerated Vesting of Long-Term Incentives	—	$—
COBRA premium reimbursements	$13,959	$—

Total	$138,959	$—

Timothy Robbins
Severance	$125,000	$—
Accelerated Vesting of Long-Term Incentives	—	$—
COBRA premium reimbursements	$13,959	$—

Total	$138,959	$—

(1)	Reflects payments under our Severance Policy for each of our named executive officers who were serving in such capacity as of June 30, 2012.
(2)	Reflects payments under the Change of Control Agreements, excluding Messrs. Mendez and Robbins, neither of whom has entered into a Change of Control Agreement or similar arrangement with us.

Executive Severance Benefit Policy

Each of our named executive officers is eligible to participate in our Amended and Restated Executive Severance Benefit Policy. Under the Severance Policy, if the termination of any employee of Vice President level or higher who reports directly to the Chief Executive Officer and is a member of E-Staff constitutes an “involuntary termination,” the executive will be entitled to: (i) continuation of base salary for six months to be paid in regular installments on Unwired Planet’s normal payroll dates, (ii) payment by Unwired Planet of COBRA premiums for health insurance coverage for the executive, his spouse and eligible dependents for the lesser of (1) six months and (2) the date the executive becomes eligible for health insurance coverage from another source, (iii) continued educational assistance benefits through the end of the then-current course term, and (iv) up to six months of outplacement assistance;

provided that the executive executes a release of claims. For the purposes of the Severance Policy, “involuntary termination” is defined as the termination of an eligible executive officer which is not for “cause” or any actual or purported termination for “cause” for which the grounds relied upon are not valid; or by the eligible executive officer within 90 days following Unwired Planet’s failure to obtain an assumption of the Severance Policy by any successor to Unwired Planet pursuant to a purchase, merger, consolidation, consolidation, liquidation or otherwise. “Cause” is defined as (i) failure by the eligible executive to devote sufficient time and effort to the performance of his or her duties; (ii) failure by the eligible executive to perform one or more duties to the satisfaction of Unwired Planet after notice and an opportunity to cure such failure, (iii) repeated unexplained or unjustified absences from Unwired Planet; (iv) a material and willful violation of any federal or state law which if made public would injure the business or reputation of Unwired Planet; (v) refusal or willful failure to act in accordance with any specific lawful direction or order of Unwired Planet or stated written policy of Unwired Planet; (vi) commission of any act of fraud with respect to Unwired Planet; or (vii) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of Unwired Planet, in each case as reasonably determined by Unwired Planet or its Board.

Notwithstanding the foregoing, for the purposes of the Severance Policy, the terms of the offers of employment or employment arrangement between Unwired Planet and each of its executives, other than Mr. Denman, define “involuntary termination” as a termination of employment which is not for “cause” or any actual or purported termination for “cause” for which the grounds relied upon are not valid means. In addition, “involuntary termination” means an executive’s resignation from Unwired Planet within three months after the occurrence of any of the following events: (i) without the executive’s express written consent, the material reduction of the executive’s duties, authority, responsibilities, job title, or reporting relationships relative to the executive’s duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the executive of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without the executive’s express written consent, a material reduction of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to the executive immediately prior to such reduction; (iii) without the executive’s express written consent, a reduction of 10% or more in the executive’s base salary as in effect immediately prior to such reduction (unless such reduction is part of a program generally applicable to other Unwired Planet executives); (iv) a material reduction in the kind or level of employee benefits, including bonuses, to which the executive was entitled immediately prior to such reduction with the result that the executive’s overall benefits package is significantly reduced (unless such reduction is part of a program generally applicable to other Unwired Planet executives); (v) the executive’s relocation to a facility or a location more than 25 miles from his then present location, without the executive’s express written consent; (vi) the failure of Unwired Planet to obtain the assumption of the Severance Policy by any successors to Unwired Planet; or (vii) any act or set of facts or circumstances which would, under California case law or statute, constitute the executive’s constructive termination.

Notwithstanding the foregoing, the executive’s resignation shall not be an involuntary termination unless (i) the executive provides written notice of the applicable event or circumstances within 30 days after his knowledge of such event to the General Counsel and (ii) Unwired Planet fails to correct the event or circumstance within 30 days after receipt of such notice. “Cause” is defined as: (i) theft, dishonesty, misconduct, or falsification of any employment or Unwired Planet records; (ii) improper disclosure of Unwired Planet’s confidential or proprietary information: (iii) any action by the executive that has a material detrimental effect on Unwired Planet’s reputation or business as reasonably determined by the Unwired Planet; (iv) the executive’s failure or inability to perform any reasonably assigned duties; (v) any violation of any Unwired Planet policy; (vi) the executive’s conviction (including any plea of guilty or no contest) for any criminal act that impairs the executive’s ability to perform his or her duties under the offer of employment; or (vii) any material breach of any agreement with Unwired Planet.

Any benefits or payments provided under the Severance Policy will be reduced by any amounts paid to any eligible executive pursuant to any other policy or arrangement maintained by Unwired Planet providing for severance or any change in control severance agreement or employment agreement the executive has with us that provides for payments contingent on the executive’s termination of employment and based on continuation of base salary.

Change of Control Severance Agreements

We have entered into Change of Control Agreements with each of our named executive officers, excluding Messrs. Mendez and Robbins, neither of whom have entered into Change of Control Agreements or similar arrangements with us, pursuant to which such named executive officers are entitled to receive severance payments, accelerated vesting of all unvested equity awards and continuation of medical, dental and vision benefits in the event the executive is terminated without “cause” or the executive “involuntarily terminates” his or her employment any time during the period commencing two months prior to a “change of control” and ending 18 months after the change of control; provided that, in the case of an involuntary termination, the executive would be required to terminate his employment within three months following the occurrence of one of the specified events constituting an involuntary termination.

“Involuntary termination” is defined as the termination of the executive’s employment or his or her resignation from Unwired Planet, as applicable, in either case upon or within three months (seven months in the case of Ms. Brennan) after the occurrence of any of the following events: (i) without the executive’s express written consent, the material reduction of his or her duties, authority, responsibilities, job title or reporting relationships relative to his or her duties, authority, responsibilities, job title, or reporting relationships as in effect immediately prior to such reduction, or the assignment to the executive of such reduced duties, authority, responsibilities, job title, or reporting relationships; (ii) without the executive’s express written consent, a material reduction, without good business reasons, of the facilities and perquisites (including office space, secretarial support, other support staff, and location) available to him or her immediately prior to such reduction; (iii) a material reduction by Unwired Planet in the base salary of the executive as in effect immediately prior to such reduction; (iv) a material reduction by Unwired Planet in the kind or level of employee benefits, including bonuses, to which the executive was entitled immediately prior to such reduction with the result that his or her overall benefits package is materially reduced; (v) the relocation of the executive to a facility or a location more than 25 miles from the his or her then present location, without his or her express written consent; (vi) any termination of the executive by Unwired Planet which is not effected for disability or for “cause”, or any actual or purported termination effected by Unwired Planet for disability or for “cause” for which the grounds relied upon are not valid; (vii) the failure of Unwired Planet to obtain the assumption of the executive’s change of control and severance agreement by any successor to Unwired Planet whether direct or indirect or by purchase, merger, consolidation, consolidation, liquidation or otherwise; or (viii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the executive. For purposes of clause (i) of the immediately preceding sentence, the executive’s responsibilities shall be deemed to be materially reduced if he or she is no longer an executive officer of the successor. Notwithstanding the foregoing, an involuntary termination is only deemed to have occurred upon the executive’s resignation if (i) he or she provides notice to Unwired Planet within 90 days after the initial occurrence of the event forming the basis for the resignation and (ii) Unwired Planet fails to substantially cure the event within 30 days after receiving notice.

“Cause” is defined as (i) gross negligence or willful misconduct in the performance of the executive’s duties; (ii) repeated unexplained or unjustified absences; (iii) a material and willful violation of any federal or state law which if made public would injure the business or reputation of Unwired Planet as reasonably determined by the Board of

Directors; (iv) refusal or willful failure to act in accordance with any specific lawful direction or order of Unwired Planet or one of its stated lawful written policies; (v) commission of any act of fraud with respect to Unwired Planet; or (vi) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of Unwired Planet, in each case as reasonably determined by the Board of Directors.

“Change of Control” means the occurrence of any of the following events:

(i) The sale, exchange, lease or other disposition of all or substantially all of the assets of Unwired Planet to a person or group of related persons that will continue the business of Unwired Planet in the future;

(ii) In the case of Ms. Brennan, the sale, exchange, lease or other disposition of both the Mediation Business Unit of the Company and the Messaging Business Unit of the Company (whether through an asset sale or otherwise and whether in a series of related or unrelated transactions) to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act);

(iii) In the case of Mr. Giere, the sale, exchange, lease or other disposition of the Mediation Business Unit of the Company (whether through an asset sale or otherwise) to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act);

(iv) In the case of Mr. MacNeill, the sale, exchange, lease or other disposition of the Messaging Business Unit of the Company (whether through an asset sale or otherwise) to a person or group of related persons (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act);

(ii) A merger or consolidation involving Unwired Planet in which the voting securities of Unwired Planet owned by its stockholders immediately prior to such merger or consolidation do not represent, after conversion if applicable, more than 50% of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation; provided that any person who (1) was a beneficial owner of the voting securities of Unwired Planet immediately prior to such merger or consolidation, and (2) is a beneficial owner (or is part of a group of related persons that is a beneficial owner) of more than 20% of the securities of Unwired Planet immediately after such merger or consolidation, shall be excluded from the list of “stockholders immediately prior to such merger or consolidation” for purposes of the preceding calculation); or

(iii) The direct or indirect acquisition of beneficial ownership of at least 50% of the voting securities of Unwired Planet by a person or group of related persons; provided, that “person or group of related persons” shall not include Unwired Planet, one of its subsidiaries, or an employee benefit plan sponsored by Unwired Planet or one of its subsidiaries (including any trustee of such plan acting as trustee). For purposes of the Change of Control Agreements, the Mediation Business Unit of the Company is comprised of the business units of the Company that develop and market service mediation products, including but not limited to, MAG, Integra, Web Adaptor (Openweb), Mobile Edge Security Suite, Passport, Smart Policy, Web Security, Web Optimization, Media Optimization, Amplicity and Analytics, and the Messaging Business Unit of the Company is comprised of the business units of the Company that market and develop Email MX, Richmail and Edge GX.

Under the Change of Control Agreements of each of our named executive officers, excluding Messrs. Mendez and Robbins, neither of whom have entered into Change of Control Agreements or similar arrangements with us, in the event of a qualifying termination of employment in connection with a change of control, each would have been entitled to receive a lump sum cash payment equal to the sum of the executive’s then current annual base salary and target annual bonus multiplied by a factor of one and one-half (1.5), less our applicable withholding taxes or other withholding obligations, plus continuation of medical, dental and vision benefits for himself or herself and his or her eligible dependents for 18 months. In addition, all unvested options held by our named executive officer will immediately vest and become exercisable and all other stock awards will immediately vest. The terms of the Change of Control Agreements provide that in the event of the termination of employment in connection with a change of control of our Chief Executive Officer, Mr. Mulica would be entitled to receive a lump sum cash payment equal to the sum of the his then-current annual base salary and target annual bonus multiplied by a factor of two (2), less our applicable withholding taxes or other withholding obligations, plus continuation of medical, dental and vision benefits for himself and his eligible dependents for 18 months.

1995 and 1996 Stock Plans

The 1995 Stock Plan and the 1996 Stock Plan each provides that in the event of a proposed merger of Unwired Planet with or into another corporation or a sale of all or substantially all of our assets, outstanding options and stock purchase rights will be assumed or substituted by the successor corporation; however, if the successor corporation does not agree to assume or substitute such options and purchase rights, then the options and purchase rights will terminate upon the closing of such merger or sale of assets.

2006 Stock Incentive Plan

Under our Amended and Restated 2006 Stock Incentive Plan (“2006 Stock Plan”), in the event of a “change in control” (as defined in the 2006 Stock Plan), the surviving entity or acquiring entity may be required to assume or substitute for equivalent awards all outstanding awards under the 2006 Plan; provided that if the awards are not assumed or substituted, then the Board of Directors may: (1) require a cash payment in exchange for the cancellation of any award, (2) continue the awards or (3) notify participants holding options, stock appreciation rights, phantom stock units, restricted stock units or performance share units, that they must exercise or redeem such awards at or prior to the closing of a transaction constituting a change in control and that such awards will terminate if not exercised or redeemed. The agreements with our executive officers for grants of options or other stock awards made under the 2006 Stock Plan provide that in the event of a “corporate transaction” (as defined in the stock award agreement), outstanding options will be assumed or substituted for unless the successor corporation does not agree to such assumption or substitution, in which case the options and the unvested portion of any other stock awards will terminate upon the closing of such transaction unless the Board of Directors expressly determines otherwise.

Mulica Severance Arrangement

Mr. Mulica’s offer of employment provides that in the event Mr. Mulica’s employment is terminated without “cause,” as defined in our Severance Policy, 50% of his unvested November 2011 stock option grant will accelerate if the stock price on his termination date is at least $2.05 and 100% of his unvested November 2011 stock option grant will accelerate if the stock price on his termination date is at least $2.46. In addition, the post-termination exercise period of Mr. Mulica’s vested stock options was extended from 90 days to 12 months.

Denman Severance Arrangement

As indicated above, Mr. Denman’s employment terminated on September 9, 2011. Pursuant to the terms of his severance arrangement, Mr. Denman received severance benefits equal to six months base salary and 50% of his then current annual bonus target, for a total of $450,000, subject to withholdings and deductions, and COBRA premiums for a maximum of six months.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

We reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Employee directors are not compensated for Board services in addition to their regular employee compensation.

The Board’s cash compensation program for its non-employee directors is as follows: (1) a $40,000 annual retainer (the annual retainer increased from $25,000 to $40,000 on January 26, 2012); (2) additional annual retainers for service as the non-executive Board chairperson ($20,000), Audit Committee chairperson ($30,000), Compensation Committee chairperson ($15,000) or other regular Board committee chairperson ($10,000); (3) additional annual retainers for service as a non-chairman member of the Audit Committee ($15,000), the Compensation Committee ($9,000) or other regular Board committee ($5,000); and (4) meeting fees for attendance at each meeting of the Board ($2,000).

Effective April 1, 2012, the annual cash component of the Board’s compensation was eliminated and replaced with restricted stock units with a fair market value equal to $40,000 which will vest on the one-year anniversary of the grant date. The number of shares granted to each director will be determined by calculating the 30 day rolling average of the stock price for the 30 days prior to the grant date, January 1 of the relevant year. The restricted stock units granted on April 1, 2012 represented a pro-rata portion of the annual retainer, $30,000, and will vest on the nine-month anniversary of the grant date. The 30 day rolling average of the stock price for the 30 days prior to the April grant date was $2.3645. As such, each non-employee director was issued 12,687 restricted stock units.

Our non-employee directors are entitled to receive the following stock awards under the terms of our Amended and Restated 1999 Directors’ Equity Compensation Plan (the “Directors’ Plan”).

•

New non-employee directors are also entitled to receive stock awards, as follows: (1) an initial option grant to purchase 24,000 shares of our common stock with annual vesting over three years contingent on continued service on the Board; and (2) an initial grant of 18,000 shares of restricted stock with annual vesting over three years contingent on continued service on the Board.

•

Continuing non-employee directors who have served at least eight months in the preceding calendar year receive stock awards on the date of our most recently adjourned annual meeting of stockholders, as follows: (1) a stock option grant to purchase 24,000 shares of our common stock with annual vesting over three years contingent on continued service on the Board; and (2) a restricted stock grant of 18,000 shares of restricted stock with annual vesting over three years contingent on continued service on the Board. Any non-employee director who served (i) at least two months but less than five months in the preceding calendar year receives one-third of such awards, (ii) at least five but less than eight months in the preceding calendar year receives two-third of such awards, and (iii) at least eight months in the preceding calendar year receives the full amount of such awards. Non-employee directors who served less than two months in the preceding calendar year are not eligible for such annual awards for that calendar year.

All stock options granted to non-employee directors will be accelerated upon the non-employee director’s removal from or failure to be re-nominated to the Board upon or within twenty-four months following a change of control of Unwired Planet. All options granted under our Directors’ Plan have terms of ten years and are granted with an exercise price equal to 100% of the fair market value of our stock on the day of grant.

Under the Directors’ Plan, if there occurs a “corporate transaction” and the non-employee director’s awards are not assumed, continued or substituted for, the non-employee director may exercise or redeem his/her awards solely to the extent he/she had the right to exercise or redeem such awards immediately prior to the closing of such corporate transaction. However, all unvested awards will become 100% accelerated if either: (1) a “change of control” (as defined in the Directors’ Plan) occurs and the non-employee directors’ awards are not assumed, continued or substituted for pursuant to such change in control; or (2) upon the termination of the non-employee director’s status as a director for any reason (other than such non-employee director’s resignation from the Board or determination not to stand for re-election) upon or within twenty-four (24) months following a change of control.

Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by members of our board of directors for the fiscal year ended June 30, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Robin A. Abrams(2)	97,000	57,239	24,269	178,508
Brian M. Beattie(3)	82,250	57,239	24,269	163,758
Peter A. Feld(4)	78,440	78,779	42,474	199,693
Gerald D. Held(5)	97,000	57,239	24,269	178,508
Patrick S. Jones(6)	83,000	28,440	4,224	115,664
Charles E. Levine(7)	83,858	28,440	4,224	116,522
David C. Nagel(8)	77,000	57,239	24,269	158,508
Henry R. Nothhaft(9)	34,665	57,959	24,883	117,507

(1)	Stock awards consist solely of shares of common stock subject to a lapsing right of repurchase in favor of Unwired Planet. Amounts shown reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 granted during fiscal 2012. The assumptions used to calculate the value of stock and option awards are set forth in Note 11 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended June 30, 2012. Only one stock award, one option award and one restricted stock unit was granted to each of the directors named in the table above during fiscal 2012.
(2)	As of June 30, 2012, Ms. Abrams had stock options to purchase a total of 72,000 shares of our common stock and a total of 48,667 shares of common stock subject to a lapsing right of repurchase in our favor.
(3)	As of June 30, 2012, Mr. Beattie had stock options to purchase a total of 8,000 shares of our common stock and a total of 42,687 shares of common stock subject to a lapsing right of repurchase in our favor.
(4)	Mr. Feld was appointed to the Board on July 27, 2011. As of June 30, 2012, Mr. Feld had a total of 36,687 shares of common stock subject to a lapsing right of repurchase in our favor.
(5)	As of June 30, 2012, Dr. Held had stock options to purchase a total of 140,000 shares of our common stock and a total of 48,687 shares of common stock subject to a lapsing right of repurchase in our favor.
(6)	Mr. Jones resigned from the Board effective March 23, 2012. As of June 30, 2012, Mr. Jones had stock options to purchase a total of 122,000 shares of our common stock.
(7)	Mr. Levine resigned from the Board effective March 23, 2012. As of June 30, 2012, Mr. Levine had stock options to purchase a total of 122,000 shares of our common stock.
(8)	As of June 30, 2012, Dr. Nagel had stock options to purchase a total of 48,000 shares of our common stock and a total of 48,687 shares of common stock subject to a lapsing right of repurchase in our favor.
(9)	Mr. Nothhaft was appointed to the Board on October 27, 2012. As of June 30, 2012, Mr. Nothhaft had stock options to purchase a total of 0 shares of our common stock and a total of 30,687 shares of common stock subject to a lapsing right of repurchase in our favor.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP as our independent registered public accounting firm, for the fiscal year ending June 30, 2013 and has further directed that management submit the selection of KPMG LLP as our independent registered public accounting firm for ratification by the stockholders at the 2012 Annual Meeting of Stockholders (the “Annual Meeting”). KPMG LLP has audited our financial statements since December 1994. Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Unwired Planet and its stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

In accordance with Audit Committee policy, all services provided by KPMG LLP in fiscal 2012 were pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. The pre-approval is for a particular defined task or scope of work and is subject to a specific budget. In connection with the pre-approval policy, the Audit Committee considers whether the categories of pre-approved services are consistent with the applicable SEC rules on auditor independence. For the fiscal year ended June 30, 2012, Unwired Planet’s Audit Committee did not waive the pre-approval requirement of any non-audit services to be provided to us by KPMG LLP.

Audit and Audit Related Fees

Aggregate fees billed by KPMG LLP for fiscal years 2012 and 2011 for professional services rendered to Unwired Planet are presented below (in thousands):

	FY 2012	FY 2011
Audit Fees:
Audit services, statutory audits, quarterly reviews and 1933 Act filings	$1,610	$1,989

Audit-Related Fees:
Accounting Consultation	—	—
Investigation	—	—

Tax Fees:
Income tax compliance and consulting	—	—

All Other Fees: (including financial information systems design and implementation)		—

Total fees	$1,610	$1,989

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013.

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Unwired Planet specifically incorporates it by reference into such filing.

REPORT OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

The Audit Committee is currently comprised of three outside Directors, all of whom are independent under Rule 10A-3 of the Exchange Act and Rule 5605(a)(2) of the NASDAQ listing standards. The Audit Committee Charter is posted on Unwired Planet’s Investor Relations website at www.unwiredplanet.com in the Investors section under the Corporate Governance.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended June 30, 2012 and the audit of the effectiveness of Unwired Planet’s internal control over financial reporting with management. The Audit Committee has discussed with our independent registered public accounting firm, KPMG LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP such firm’s independence.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended June 30, 2012 be included in Unwired Planet’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 for filing with the SEC.

Audit Committee

Brian M. Beattie (Chair)

Robin A. Abrams

Henry R. Nothhaft

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders with the opportunity to vote on an advisory resolution relating to the compensation of our named executive officers as described below.

Our goal for our executive compensation program is to attract, motivate and retain qualified executives through competitive compensation packages. We believe that the compensation paid to our named executive officers should be substantially dependent on our financial performance and the value created for our stockholders. Our Compensation Committee has designed our executive compensation program to support a strong pay-for-performance philosophy while maintaining an overall level of compensation that it believes is fair, reasonable and responsible. The Compensation Discussion and Analysis, beginning on page 19 of this proxy statement, describes our executive compensation program and the decisions made by the Compensation Committee in 2012 in more detail. Highlights of the program and the principles guiding our executive compensation decisions include the following:

•	Use of an independent compensation consultant engaged by the Compensation Committee;

•

Structuring a substantial portion of each name executive officer’s total direct compensation (consisting of base salary, annual target bonus and annual equity awards) to include long-term equity incentive awards and variable, performance-based annual cash compensation to achieve an appropriate balance between our long-term and short-term performance goals, with the objective of establishing a positive relationship between operational performance and stockholder return;

•	Providing an overall level of compensation that is externally competitive, internally equitable and performance-driven; and

•

Ensuring that total compensation levels are reflective of our financial performance and provide our named executive officers with the opportunity to earn above-market total compensation for exceptional business performance.

The advisory vote on executive compensation is not intended to address any specific item of compensation, but rather the overall compensation provided to our named executive officers and our executive compensation policies, practices and programs described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Unwired Planet, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative disclosures that accompany the compensation tables contained in this proxy statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the resolution to approve the compensation of our named executive officers as described in this Proposal 3.

OTHER MATTERS

This Proxy Statement is sent to you as part of the proxy materials for the Annual Meeting. You may not consider this Proxy Statement as material for soliciting the purchase or sale of our common stock.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

By Order of the Board of Directors

/s/ Michael C. Mulica
Michael C. Mulica Director and Chief Executive Officer

September 27, 2012

A copy of Unwired Planet’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 2012 is available without charge upon written request to: Secretary, Unwired Planet, Inc., 2100 Seaport Boulevard, Redwood City, California 94063.

Unwired Planet, Inc. 2100 Seaport Blvd. Redwood City, CA 94063

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees
01	Robin A. Abrams	02 Michael C. Mulica

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain
2	Ratify Selection of KPMG LLP as Unwired Planet’s Independent Registered Public Accounting Firm for the Fiscal Year Ending June 30, 2013.							☐	☐	☐
3	To approve, on an advisory basis, the compensation of Unwired Planet’s named executive officers as disclosed in this proxy statement.							☐	☐	☐
NOTE: To transact such other business as may properly come before the 2012 Annual Meeting or any adjournment or postponement thereof.
For address change/comments, mark here.					☐
(see reverse for instructions)			Yes	No
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF UNWIRED PLANET, INC. FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS November 6, 2012

The undersigned stockholder of Unwired Planet, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 27, 2012, and the 2012 Annual Report to Stockholders and hereby appoints Michael C. Mulica and Anne K. Brennan and each of them individually, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of Unwired Planet, Inc. to be held on November 6, 2012 at 11:00 a.m. PST, at Unwired Planet Inc.’s office located at 2100 Seaport Boulevard, Redwood City, California 94063 U.S.A., and at any adjournment thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTORS, FOR PROPOSALS 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

 Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side